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                                                                      EXHIBIT 10

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT (the "Loan Agreement"), is made and entered into as of the 8th day of October, 1997, by and among (i) REGAL CINEMAS, INC., a Tennessee corporation with principal office and place of business in Knoxville, Tennessee (the "Borrower"), (ii) the BANKS party hereto (each of which is hereinafter individually referred to as a "Bank", and all of which are hereinafter collectively referred to as the "Banks"), (iii) PNC BANK, KENTUCKY, INC., in its capacity as agent for the Banks (in such capacity, the "Agent"), and (iv) BANKBOSTON, N.A., in its capacity as the co-agent (in such capacity, the "Co-Agent").

         P R E L I M I N A R Y  S T A T E M E N T:

         A. The Borrower desires to obtain from the Banks a revolving credit facility in the principal amount of Two Hundred Fifty Million Dollars ($250,000,000.00) (the "Revolver"), upon the terms and conditions set forth in this Loan Agreement, to refinance the Reducing Revolver Credit Facility, as such term is defined below, to finance the acquisition and construction of additional theaters by the Borrower, and for other general corporate purposes of the Borrower.

         B. The Banks desire to establish the Revolver in favor of the Borrower upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    SECTION 1
                                   DEFINITIONS

         1. Definitions and Cross Reference. The following terms used in this Loan Agreement shall have the following meanings:

                  1.1 "Acquired Debt" of the Borrower or any Subsidiary of the Borrower means the Indebtedness of any other Person existing at the time such other Person merged with or into the Borrower or became a Subsidiary of the Borrower, or which was assumed by the Borrower or any Subsidiary of the Borrower in connection with the acquisition of assets from any other Person, and in either event which was not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into the Borrower or becoming a Subsidiary of the Borrower.



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                  1.2 "Adjusted LIBOR Rate" means, on the particular Interest
Rate Determination Date, the rate determined by dividing (i) the per annum rate of interest equal to the offered rate(s) for deposits in Dollars for the applicable Interest Period which appear on Page 3750 of the TELERATE rate reporting system or other similar system as of approximately 11:00 A.M., Greenwich Mean Time on the Interest Rate Determination Date, except as provided below, by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System. If more than one offered rate appears on Page 3750 of the TELERATE rate reporting system or similar system, the rate in respect of the applicable Interest Rate Determination Date will be the simple average of such offered rates. Each determination by the Agent of the Adjusted LIBOR Rate shall be conclusive and binding on the Borrower in the absence of manifest error on the part of the Agent.

                  1.3 "Affected Bank" has the meaning assigned to that term in
Section 2.6C hereof.

                  1.4 "Affiliate" means, as applied to any specified Person, (i) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person, or (ii) any other Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, 10% or more of such Person's Capital Stock, or (iii) any officer or director of any such Person or other Person or with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                  1.5 "Agent" has the meaning assigned to that term in the introduction to this Loan Agreement, and includes any successor Agent under
Section 9.13 hereof.


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                  1.6 "And/or" means one or the other or both, or any one or more or all, of the things or persons or parties in connection with which the conjunction is used.

                  1.7 "Applicable Base Rate Margin" means the per annum percentages set forth in the first table appearing in Section 2.2A hereof.

                  1.8 "Applicable Commitment Fee Percentage" means the per annum percentages set forth in the table appearing in Section 2.3B hereof.

                  1.9 "Applicable Letter of Credit Fee Percentage" means the per annum percentages set forth in the table appearing in Section 2.7F hereof.

                  1.10 "Applicable LIBOR Rate Margin" means the per annum percentages set forth in the second table appearing in Section 2.2A hereof.

                  1.11 "Application and Agreement For Letter of Credit" means the document substantially in the form of Exhibit G attached hereto and made a part hereof, with appropriate insertions and deletions, with respect to the proposed issuance or amendment of a Letter of Credit.

                  1.12 "Asset Sale" means any transfer, conveyance, sale, lease or other disposition by the Borrower or any of its Subsidiaries (including any issuance or sale by a Subsidiary of Capital Stock of such Subsidiary, and including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of the Borrower to the Borrower or a Wholly-Owned Subsidiary of the Borrower or by the Borrower to a Wholly-Owned Subsidiary of the Borrower) of (i) any shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of the Borrower, (ii) substantially all of the assets of the Borrower or any of its Subsidiaries representing a division or line of business, (iii) any Theaters, or (iv) any other assets or rights of the Borrower or any of its Subsidiaries outside of the ordinary course of business.

                  1.13 "Assignment Agreement" means an Assignment Agreement between an assigning Bank and its assignee, substantially in the form of Exhibit J attached hereto and made a part hereof.

                  1.14 "Authorized Officer" means the President, the Chief Financial Officer and any other officer of the Borrower who, by the


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Charter, Bylaws or Resolutions of the Board of Directors of the Borrower, is
authorized to execute and deliver this Loan Agreement and the other Loan Documents on behalf of the Borrower.

                  1.15 "Bank" and "Banks" have the meanings assigned to those terms in the introduction to this Loan Agreement and shall include the Agent in its capacity as a Bank hereunder.

                  1.16 "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy" as now and hereafter in effect, or any successor statute.

                  1.17 "Base Rate" means the higher of (i) the Prime Rate, or
(ii) the Federal Funds Effective Rate plus one half of one percent (1/2 of 1%) per annum.

                  1.18 "Base Rate Loans" means Revolving Loans bearing interest at rates determined by reference to the Base Rate as provided in Section 2.2A hereof.

                  1.19 "Borrower" has the meaning assigned to that term in the introduction to this Loan Agreement.

                  1.20 "Borrowing Certificate" means the Certificate sub stantially in the form of Exhibit D attached hereto and made a part hereof with respect to a proposed Revolving Loan to be delivered by the Borrower to the Agent on behalf of the Banks pursuant to Sections 2.1B, 2.7B and 5.3(a) hereof.

                  1.21 "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the state in which each Bank maintains its office for purposes of performing its obligations under this Loan Agreement as set forth on the signature pages of this Loan Agreement or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in dollar deposits in the London interbank market.

                  1.22 "Capital Expenditures" means the aggregate of all expenditures, whether in cash or accrued as liabilities and including Capital Lease Obligations, by the Borrower or its Subsidiaries that, in accordance with GAAP, are included in the balance sheet of the Borrower or its Subsidiaries as long-term assets.


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                  1.23 "Capital Lease Obligations" of any Person means any
obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

                  1.24 "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents, however designated, of such Person's capital stock, any rights, other than debt securities convertible into capital stock, warrants or options to acquire such capital stock, whether now outstanding or issued after the date of this Loan Agreement.

                  1.25 "Closing Date" means the date on which the initial Revolving Loans are made to the Borrower and the conditions set forth in Sections 3.1 and 3.2 hereof are satisfied.

                  1.26 "Compliance Certificate" means a certificate substantially in the form of Exhibit F attached hereto and made a part hereof delivered by the Borrower to the Agent on behalf of the Banks pursuant to
Section 5.3(f) hereof.

                  1.27 "Confidentiality Agreement" means a Confidentiality Agreement between a potential assignee Bank and the Borrower substantially in the form of Exhibit I attached hereto and made a part hereof.

                  1.28 "Consolidated EBITDA" means, for any period, on a consolidated basis in accordance with GAAP for the Borrower and its consolidated Subsidiaries, without duplication, the sum of the amounts for such period of (i) Consolidated Net Income and, to the extent deducted in determining Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Income Tax Expense, other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses, (iv) depreciation and amortization expense, (v) other non-cash charges, (vi) other non-operating expenses that have been deducted in the determination of Consolidated Net Income, and (vii) non-recurring expenses and charges incurred by the Borrower in connection with or as a result of the acquisition of another Person in a Permitted Business Combination accounted for as a pooling of interests in accordance with Accounting Principles Board Opinions No. 16 (or any successor thereto); provided, however, that for each such consolidated Subsidiary the items (i) through (vii) shall be included in such sum only to the extent and in the same proportion that the Consolidated Net Income of such consolidated Subsidiary was included in calculating the Consolidated Net Income of the Borrower.


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                  1.29 "Consolidated EBITR" means, for any period, the
Consolidated Net Income of the Borrower for such period plus, to the extent deducted in determining such Consolidated Net Income for such period, the sum of
(i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and
(iii) Consolidated Operating Lease Expense, all as determined on a consolidated basis in accordance with GAAP; provided, Consolidated EBITR shall be calculated to exclude the effect of (a) other non-cash charges, (b) other non-operating expenses that have been deducted in the determination of Consolidated Net Income, and (c) non-recurring expenses and charges incurred by the Borrower in connection with or as a result of the acquisition of another Person in a Permitted Business Combination accounted for as a pooling of interests in accordance with Accounting Principles Board Opinions No. 16 (or any successor thereto); provided, however, that for each such consolidated Subsidiary the items referred to herein shall be included in such sum only to the extent and in the same proportion that the Consolidated Net Income of such consolidated Subsidiary was included in calculating the Consolidated Net Income of the Borrower.

                  1.30 "Consolidated Fixed Charges" means, for any period, the sum of the amounts for such period of (i) Consolidated Interest Expense, and
(ii) Consolidated Operating Lease Expense, as determined in accordance with GAAP.

                  1.31 "Consolidated Income Tax Expense" means, for any period, the consolidated provision for income taxes of the Borrower and its consolidated Subsidiaries for such period determined in accordance with GAAP.

                  1.32 "Consolidated Interest Expense" means, for any period, on a consolidated basis for the Borrower and its consolidated Subsidiaries, without duplication, (i) the sum of (a) the aggregate of the interest expense on Indebtedness of the Borrower and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation, (1) amortization of debt discount, (2) the net cost under Interest Rate Protection Agreements, including amortization of discounts, (3) the interest portion of any deferred payment obligation, and (4) accrued interest, plus, (b) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Borrower and its consolidated Subsidiaries during such period minus (ii) the cash interest income (exclusive of deferred financing fees) of the Borrower and its consolidated Subsidiaries during such period, in each case determined in accordance with GAAP.


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                  1.33 "Consolidated Net Income" means, for any period, the
consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries for such period taken as a single accounting period determined in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (i) the net income or loss of any Person that is not a consolidated Subsidiary of the Borrower except to the extent of the amount of dividends or other distributions actually paid to the Borrower by such Person during the period in question, (ii) extraordinary gains and losses (and any unusual gains and losses arising outside the ordinary course of business not included in extraordinary gains and losses), (iii) net gains and losses in respect of Asset Sales, (iv) the cumulative effect of changes in accounting principles, and (v) the tax effect of any of the items described in clauses (i) through (iv) above.

                  1.34 "Consolidated Net Worth" means, as of any Fiscal Quarter end, the stockholders' equity of the Borrower as of such Fiscal Quarter end as determined by reference to the balance sheet of the Borrower and its consolidated Subsidiaries prepared as of such Fiscal Quarter end, in each case determined in accordance with GAAP.

                  1.35 "Consolidated Operating Lease Expense" means, for any period, all cash rent payments (including any percentage rent payment) paid or payable by the Borrower and its Subsidiaries during such period under all Operating Leases, in each case determined in accordance with GAAP.

                  1.36 "Consolidated Theater Level Cash Flow" means, with respect to the period in question, the Borrower's Consolidated EBITDA for the period in question plus the Borrower's corporate overhead, in each case determined on a consolidated basis in accordance with GAAP; provided, for purposes of Sections 2.1, 2.2, 2.7 and 6.10 of this Loan Agreement, (A) the historical Theater Level Cash Flow of the seller of any existing Theaters acquired by the Borrower with respect to the Theaters so acquired by the Borrower for the period from the first day of the relevant four-Fiscal Quarter or twelve-calendar month period, as applicable, of such seller to the date of acquisition of such Theaters by the Borrower, in each case as determined in conformity with GAAP and by reference to such seller's financial statements for the period(s) in question, shall be included in the Borrower's Consolidated Theater Level Cash Flow for the relevant four-Fiscal Quarter period or twelve-calendar month period, as applicable, and (B) the historical Consolidated Theater Level Cash Flow contributed by any Theaters closed or sold by the Borrower for the period from the first day of the relevant four-Fiscal Quarter period or twelve-calendar month period, as applicable, to the date such Theaters are


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so closed or sold by the Borrower shall be excluded from the Borrower's
Consolidated Theater Level Cash Flow for the relevant four-Fiscal Quarter period or twelve-calendar month period, as applicable.

                  1.37 "Consolidated Total Indebtedness" means, as at any date on which the amount thereof shall be determined, without duplication, all Indebtedness for borrowed money of the Borrower and its Subsidiaries as at such date, including, without limitation, all unpaid Obligations, all unpaid Subordinated Indebtedness, all Capital Lease Obligations of the Borrower and its Subsidiaries and all Acquired Debt of the Borrower and its Subsidiaries, together with all Contingent Obligations of the Borrower and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP, but excluding all Net Cash Proceeds on deposit in the account maintained by the Borrower with the Bank pursuant to Section 6.15 hereof.

                  1.38 "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any indebtedness, lease, dividend, letter of credit or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holder of such obligation will be protected (in whole or in part) against loss in respect thereof, or (ii) under any letter of credit issued for the account of or for which that Person is otherwise liable for reimbursement thereof, or (iii) under interest rate swap agreements, interest rate collar agreements or other similar arrangements providing interest rate protection. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, and (b) any liability of such Person for the obligations of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (2) to maintain the solvency of any balance sheet item, level of income or financial condition of another, or (3) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, if the case of any agreement described under subclauses (1), (2) or (3) of this sentence the primary purpose or intent thereof is as described in clause (i) of the preceding sentence.



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The amount of any Contingent Obligation, as at any time of determination, shall be equal to the amount of the obligation so guaranteed or otherwise supported at such time of determination which amount shall be deemed to be the amount of such obligation guaranteed, as reasonably estimated by the Borrower, if such amount cannot be specifically determined at the time of determinations.

                  1.39 "Covered Tax" means any Tax that is not an Excluded Tax.

                  1.40 "Currency Hedging Obligations" means the obligations of the Borrower and its consolidated Subsidiaries pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

                  1.41 "Default Rate" means, upon the occurrence and during the continuation of any Event of Default, a variable rate per annum equal to the sum of two percent (2%) per annum plus (i) the Base Rate and (ii) the Applicable Base Rate Margin.

                  1.42 "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions relating to the environment or to the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

                  1.43 "Environmental Liabilities" means any and all liabilities of or relating to the Borrower or any Subsidiary, including any entity which is, in whole or in part, a predecessor of the Borrower or any Subsidiary, whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which arise under or relate to matters covered by Environmental Laws.

                  1.44 "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

                  1.45 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.



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                  1.46 "Excluded Tax" means any of the following taxes, levies, imposts, duties, deductions, withholdings or charges, and all liabilities with respect thereto: (i) Taxes imposed on the net income of a Bank, the Agent or a Tax Transferee, including without limitation branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income (collectively referred to as "net income taxes") by (A) the United States of America, (B) the jurisdiction under the laws of which such Bank, the Agent or Tax Transferee is organized or any political subdivision thereof, (C) the jurisdiction of such Bank's, Tax Transferee's or the Agent's applicable lending office or any political subdivision thereof, or (D) any jurisdiction in which the Bank, the Agent or Tax Transferee is doing business, (ii) any Taxes to the extent that they are in effect and would apply to a payment to such Bank or the Agent, as applicable, as of the Closing Date, or as of the date such Person becomes a Bank, in the case of any assignee pursuant to Section 10 hereof, (iii) any Taxes that are in effect and would apply to a payment to a Tax Transferee as of the date of acquisition of the Revolving Loans by such Tax Transferee or the date of the change of lending office of such Tax Transferee, as the case may be (provided however that a Person shall not be considered a Tax Transferee for purposes of this clause (iii) as a result of a change of its lending office or the taking of any other steps pursuant to Section 2.9 hereof), (iv) any Taxes to the extent of any credit or other Tax benefit available to such Bank, Tax Transferee or the Agent, as applicable, as a result thereof, or (v) any Taxes that would not have been imposed but for the failure by the Agent or such Bank or Tax Transferee, as applicable, to provide and keep current any certification or other documentation required to qualify for an exemption from or reduced rate of any Tax.

                  1.47 "Existing Letters of Credit" means the letters of credit issued pursuant to the Reducing Revolver Credit Facility, listed on Schedule
1.47 attached hereto and made a part hereof which will, as of the Closing Date, be deemed outstanding as Letters of Credit pursuant to Sections 2.7A and 2.7L of this Loan Agreement.

                  1.48 "Events of Default" means the occurrence or happening of any of the matters set forth in Section 7 hereof.

                  1.49 "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

                  1.50 "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such



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period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

                  1.51 "Fiscal Quarter" means a fiscal quarter of the Borrower. The Fiscal Quarters of the Borrower currently end on the Thursday closest to the last day of each March, June, September and December of each calendar year.

                  1.52 "Fiscal Year" means a fiscal year of the Borrower. The Borrower's current Fiscal Year ends on the Thursday closest to the last day of December of each calendar year.

                  1.53 "Funding Date" means each date of the funding of a Revolving Loan.

                  1.54 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, as applied in accordance with the modifications contained in Section 1.118(B) hereof.

                  1.55 "Guaranty Agreements" means the Guaranty Agreements executed and delivered by the Wholly-Owned Subsidiaries of the Borrower in favor of the Agent for the account of the Banks on or before the Closing Date, the form of which is attached hereto and made a part hereof as Exhibit B.

                  1.56 "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any applicable federal, state or local governmental agency or authority. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Sec. 1317),
(iv) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act (42 U.S.C. Sec. 6903), (v) defined an a "hazardous substance" pursuant to Section 101(14) of the Comprehensive Environmental Response,



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Compensation and Liability Act ("CERCLA") (42 U.S.C. Sec. 9601), or (vi) defined as a "pollutant" or "contaminant" pursuant to Section 101(33) of CERCLA.

                  1.57 "Indebtedness" means, with respect to the Borrower or any Subsidiary, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,
(iii) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,
(iv) every obligation of the Borrower or its Subsidiaries issued or contracted for as payment in consideration of the purchase by the Borrower or any Subsidiary of the Borrower of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which the Borrower or any Subsidiary of the Borrower was a party, (v) all Indebtedness referred to in clauses (i) through (iv) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vi) all Contingent Obligations of the Borrower and its Subsidiaries, (vii) all obligations under Interest Rate Protection Agreements of the Borrower and its Subsidiaries, (viii) all Currency Hedging Obligations of the Borrower and its Subsidiaries, and (ix) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to clauses (i) through (viii) above.

                  1.58 "Interest Payment Date" means, (i) with respect to each Base Rate Loan, the last day of each Fiscal Quarter during which such Base Rate Loan is outstanding in whole or in part, and (ii) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such LIBOR Rate Loan; provided that in the case of each Interest Period of six months, the "Interest


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Payment Date" shall also include each three month anniversary of the commencement of that Interest Period.

                  1.59 "Interest Period" means any interest period applicable to a LIBOR Rate Loan as determined pursuant to Section 2.2B hereof.

                  1.60 "Interest Rate Determination Date" means each date on which the Agent shall provide the Adjusted LIBOR Rate to the Borrower for purposes of determining the Adjusted LIBOR Rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period.

                  1.61 "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates.

                  1.62 "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

                  1.63 "Investment" means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of indebtedness issued by, any other Person, including any payment on a Contingent Obligation.

                  1.64 "Letters of Credit" means all letters of credit issued by PNC (or any successor issuing lender) for the account of the Borrower pursuant to this Loan Agreement for the purpose of securing the performance, payment, deposit or surety obligations of the Borrower, other than in connection with the purchase by the Borrower of materials, goods or services, pursuant to contracts and/or Operating Leases or capital leases entered into or proposed to be entered into or assumed or proposed to be assumed by the Borrower in connection with the acquisition, construction and/or leasing of Theaters by the Borrower.

                  1.65 "Letter of Credit Fee" has the meaning assigned to that term in Section 2.7F.(ii) hereof.

                  1.66 "Letter of Credit Usage" means, as of any date of determination thereof, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding, plus (ii) the aggregate amount of all drawings under all Letters of Credit honored by PNC and not theretofore reimbursed by the Borrower to PNC, whether by virtue of the Banks making a Revolving Loan to the Borrower to enable the Borrower to reimburse PNC for such drawing or otherwise.

                  1.67 "Leverage Ratio Determination Date" means, for purposes of determining the applicable Pricing Level on any Pricing Level Calculation Date, the last day of the most recently ended Fiscal Quarter of the Borrower commencing with the third Fiscal Quarter of the Borrower's 1997 Fiscal Year.

                  1.68 "LIBOR Rate Loans" means Revolving Loans bearing interest at rates determined by reference to the Adjusted LIBOR Rate as provided in
Section 2.2A. hereof.

                  1.69 "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. The Borrower or any Subsidiary shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by the Borrower or any Subsidiary of the Borrower under a film licensing agreement is not a Lien as used herein. The reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein

                  1.70 "Loan Agreement" means this Loan Agreement dated as of October 8, 1997, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

                  1.71 "Loan Documents" means this Loan Agreement, the Notes, the Guaranty Agreements, the Pledge Agreement, each Supplemental Pledge Agreement, any applications, reimbursement agreements and other documents or certificates executed in favor of PNC relating to the Letters of Credit, all Borrowing Certificates and Compliance Certificates delivered to the Agent, and all other agreements, documents and instruments securing and/or pertaining to the Revolver.

                  1.72 "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  1.73 "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets, condition or prospects (financial or otherwise) with respect to the Borrower determined on a consolidated basis, or (ii) the material impairment of the ability of the Borrower to perform, or of the Agent or the Banks to enforce, the Obligations of the Borrower.

                  1.74 "Minority-Owned Affiliate" means any Person, other than a Subsidiary, in which the Borrower or any Subsidiary owns 10% or more of any class of Capital Stock or other Equity Interests or in which the Borrower or any Subsidiary is a general partner, but less than a controlling interest.

                  1.75 "Net Cash Proceeds" means the aggregate cash proceeds received by the Borrower or any Subsidiary in respect of any Asset Sale, net of the reasonable direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees and sales commissions, and any other expenses incurred or to be incurred by the Borrower or any Subsidiary as a direct result of the sale of such assets including, without limitation, severance, relocation, lease termination and other similar expenses, taxes actually paid or payable as a result thereof, payments made to retire indebtedness where payment of such indebtedness is required in connection with such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

                  1.76 "Note" means each promissory note issued by the Borrower to a Bank to evidence the obligation of the Borrower to repay all Revolving Loans made by such Bank together with accrued interest thereon and substantially in the form of Exhibit A attached hereto and made a part hereof.

                  1.77 "Notice of Conversion/Continuation" means a notice in the form of Exhibit E attached hereto and made a part hereof with respect to a proposed conversion or continuation of the interest rate applicable to a Revolving Loan.

                  1.78 "Obligations" means: (i) the entire unpaid principal balance of and all interest now accrued or hereafter to accrue on the Notes (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (ii) the performance of all of the covenants, agreements and obligations of the Borrower hereunder and under the other Loan Documents,
(iii) the Borrower's obligations under all hedging agreements entered into with any Bank, and (iv) all other loans, advances, debts, liabilities, obligations, covenants and duties owing to the Banks from the Borrower arising under or pursuant to this Loan Agreement or the other Loan Documents of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan or guarantee or in any other manner, whether arising out of overdrafts on deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of any Bank's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, and any amendments, extensions, renewals or increases and all costs and expenses of any Bank incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys' fees and expenses. The term "Obligations" includes, without limitation, all interest, charges, expenses, reasonable attorneys' fees and any other sums chargeable to the Borrower under this Loan Agreement and/or any other Loan Document.

                  1.79 "Officer's Certificate" means a certificate executed on behalf of the Borrower by an Authorized Officer.

                  1.80 "Operating Lease" means any lease of any property (whether real, personal or mixed) which is not a capital lease and to which the Borrower or any Subsidiary is a party as lessee or which is otherwise binding upon the Borrower or any Subsidiary as lessee.

                  1.81 "Permitted Business Combination" means any merger, share exchange, acquisition or other business combination of another Person by or with the Borrower, whether directly or indirectly, whether accounted for as a purchase or pooling of interests and regardless of whether the consideration paid by the Borrower in connection therewith is in the form of cash, Capital Stock, assumption of debt, other assets of the Borrower or other consideration, provided that (i) such merger, share exchange, acquisition or other business combination is voted upon favorably by the board of directors of the Borrower, (ii) the Borrower shall be the surviving corporation in such merger, share exchange, acquisition or other business combination, and (iii) the Person being acquired directly or indirectly by the Borrower is engaged in the ownership and operation of Theaters or any incidental business, and (iv) the merger, share exchange, acquisition or other business combination will not result on a pro forma basis in the Borrower being in violation of any of the affirmative or negative covenants set forth in this Loan Agreement as demonstrated in writing to the satisfaction of the Requisite Banks.

                  1.82  "Permitted Liens" means

                        (i) liens for taxes, assessments or other govern mental charges the payment of which is not at the time required for the reasons set forth by the proviso to the first sentence of Section 5.2(a);

                       (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, contractors and materialmen incurred in the ordinary course of business for sums not yet due or being contested by the Borrower or any Subsidiary in good faith and by appropriate proceedings promptly initiated and diligently conducted, if the Borrower or such Subsidiary shall have made such reserve or other appropriate provision, if any, as shall be required by GAAP in connection therewith;

                       (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unem ployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) for sums not yet due or being contested by the Borrower or any Subsidiary in good faith and by appropriate proceedings promptly initiated and diligently conducted, if the Borrower or such Subsidiary shall have made such reserve or other appropriate provision, if any, as shall be required by GAAP in connection therewith;

                       (iv) easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which do not in the aggregate materially detract from the value of the property of the Borrower or any Subsidiary or materially impair the use thereof in the operation of its business and which do not interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

                        (v) liens securing the purchase price of real or personal property to be used in the business of the Borrower or any Subsidiary, acquired by the Borrower or any Subsidiary after the date hereof, provided that
(i) each such Lien shall at all times be confined solely to the item of property so acquired, and (ii) no such Lien shall be permitted unless at the time of the creation of such Lien the incurrence of such Indebtedness would be permitted by
Section 6.2 hereof;

                       (vi) liens, charges, encumbrances and priority claims which (a) are incidental to the conduct of the business of the Borrower and its Subsidiaries and the ownership of its properties and assets, (b) were not incurred in connection with the borrowing of money or the obtaining of advances of credit, and (c) do not in the aggregate materially detract from the value of the property of the Borrower or materially impair the use thereof in the operation of its business as determined on a consolidated basis;

                      (vii) security interests created under Capital Lease Obligations expressly permitted to be entered into by the Borrower and its Subsidiaries pursuant to Section 6.2 hereof; and

                     (viii) the Liens identified on Schedule 4.10 annexed hereto.

                  1.83 "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, limited liability partnership, other entity or group, institution, party or government, whether federal, state, county, city, municipal or other, or agency or division thereof.

                  1.84 "Pledge Agreement" means that certain Pledge Agreement of even date herewith, between the Borrower and the Agent, a form of which is attached hereto and made a part hereof as Exhibit C, together with all future amendments and modifications thereto.

                  1.85 "PNC" means PNC Bank, Kentucky, Inc., a Kentucky banking corporation with principal office and place of business in Louisville, Kentucky, and its successors and assigns.

                  1.86 "Pricing Level" means, for any Pricing Period, Pricing Level I, Pricing Level II, Pricing Level III or Pricing Level IV, as may be in effect for such Pricing Period; provided that, notwithstanding the foregoing, the Pricing Level in effect from the Closing Date to but excluding the first Pricing Level Calculation Date following the Closing Date shall be Pricing Level III;

provided further, the Default Rate shall be in effect upon the occurrence and during the continuation of any Event of Default.

                  1.87 "Pricing Level I" means the Pricing Level that will be in effect for the applicable Pricing Period if, as of the relevant Pricing Level Calculation Date, the ratio of the Borrower's Consolidated Total Indebtedness as measured on the immediately preceding Leverage Ratio Determination Date, to the Borrower's Consolidated Theater Level Cash Flow for the four-Fiscal Quarter period ended on such Leverage Ratio Determination Date, is equal to or less than
1.0 to 1.0.

                  1.88 "Pricing Level II" means the Pricing Level that will be in effect for the applicable Pricing Period if, as at the relevant Pricing Level Calculation Date, the ratio of the Borrower's Consolidated Total Indebtedness as measured on the immediately preceding Leverage Ratio Determination Date, to the Borrower's Consolidated Theater Level Cash Flow for the four-Fiscal Quarter period ended on such Leverage Ratio Determination Date, is greater than 1.0 to
1.0 but is less than to or equal to 1.5 to 1.0.

                  1.89 "Pricing Level III" means the Pricing Level that will be in effect for the applicable Pricing Period if, as at the relevant Pricing Level Calculation Date, the ratio of the Borrower's Consolidated Total Indebtedness as measured on the immediately preceding Leverage Ratio Determination Date, to the Borrower's Consolidated Theater Level Cash Flow for the four-Fiscal Quarter period ended on such Leverage Ratio Determination Date, is greater than 1.5 to
1.0 but is less than or is equal to 2.0 to 1.0.

                  1.90 "Pricing Level IV" means the Pricing Level that will be in effect for the applicable Pricing Period if, as at the relevant Pricing Level Calculation Date, the ratio of the Borrower's Consolidated Total Indebtedness as measured on the immediately preceding Leverage Ratio Determination Date, to the Borrower's Consolidated Theater Level Cash Flow for the four-Fiscal Quarter Period ended on such Leverage Ratio Determination Date, is greater than 2.0 to 1.0

                  1.91 "Pricing Level Calculation Date" means, for purposes of determining the applicable Pricing Level, the forty-fifth (45th) day following the most recently ended Fiscal Quarter of the Borrower.

                  1.92 "Pricing Period" means each period commencing on the day immediately after the most recent Pricing Level Calculation Date and ending on the immediately succeeding Pricing Level Calculation Date.

                  1.93 "Prime Rate" means at any time the interest rate per annum most recently designated or announced by PNC as its "Prime Rate" in effect at its principal office in Louisville, Kentucky, it being expressly understood and agreed to by the Borrower that the "Prime Rate" is the rate of interest designated by PNC as its "Prime Rate" and such term does not necessarily mean or imply that it is the lowest or best rate then available from PNC.

                  1.94 "Pro Rata Share" means, with respect to the Revolving Loan Commitment of each Bank, the percentage set forth opposite that Bank's name on Schedule 2.1 attached hereto and made a part hereof; provided, Schedule 2.1 shall be amended and each Bank's Pro Rata Share shall be adjusted from time to time to give effect to the addition or removal of any Banks as provided herein.

                  1.95 "Reducing Revolver Credit Facility" means the existing reducing revolver credit facility in the principal amount of One Hundred Fifty Million Dollars ($150,000,000.00) established by certain of the Banks in favor of the Borrower pursuant to the Reducing Revolver Loan Agreement.

                  1.96 "Reducing Revolver Loan Agreement" means the Second Amended and Restated Loan Agreement dated as of July 7, 1993, among the Borrower, certain of the Banks, and the Agent, as amended, pursuant to which the Reducing Revolver Credit Facility was established in favor of the Borrower and is currently existing.

                  1.97 "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as in affect from time to time.

                  1.98 "Requisite Banks" means Banks holding more than 66.67% of the Total Utilization of Revolving Loan Commitments as of the date of determination of the Requisite Banks. It is expressly understood that the Total Utilization of Revolving Loan Commitments for purposes of determination of the Requisite Banks includes each Bank's obligation to make Revolving Loans in an amount equal to its Pro Rata Share of all drawings under Letters of Credit issued by PNC pursuant to this Loan Agreement.

                  1.99 "Revolver" means the revolving line of credit in the principal amount of Two Hundred Fifty Million Dollars ($250,000,000.00) established by the Banks in favor of the Borrower pursuant to the terms and conditions of this Loan Agreement, pursuant to which the Borrower may obtain Revolving Loans and/or Letters of Credit during the term of the Revolver. All references to the "aggregate principal balance of the Revolving Loans outstanding" or similar phrases in this Loan Agreement shall mean, as of the date of determination thereof, the sum of (i) the entire aggregate outstanding principal balance of all Revolving Loans made by the Banks pursuant to this Loan Agreement, and (ii) the then existing Letter of Credit Usage.

                  1.100 "Restricted Payments" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any Capital Stock of the Borrower now or hereafter outstanding, other than any dividend payable solely in shares of Capital Stock or in options, warrants or other rights to purchase Capital Stock and other than cash dividends on the common stock of the Borrower in an aggregate amount not to exceed Five Hundred Thousand ($500,000.00) in any Fiscal Year of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any Capital Stock of the Borrower, or of any warrants, options or other rights to acquire any such shares of Capital Stock, now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness, other than (a) the payment of interest on the Senior Subordinated Notes and any other Subordinated Indebtedness in accordance with their terms as long as no Event of Default has occurred and is continuing at the time of the payment of such interest on the Senior Subordinated Notes or any other Subordinated Indebtedness, and (b) the purchase of the One Hundred Seventy Thousand Dollars ($170,000.00) in aggregate principal amount of those certain 105/8 Senior Secured Notes due 2003 in the original principal amount of Eighty-Five Million Dollars ($85,000,000.00) issued by Cobb Theatres, L.L.C. and Cobb Finance Corp. and assumed by the Borrower. The term "Restricted Payment" shall not include any dividend on, or distribution in respect of, any shares of the Capital Stock of a Person that is acquired by the Borrower in a Permitted Business Combination accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16 (or any successor thereto), provided such dividend or distribution is declared and paid prior to the date of such acquisition and was not in contemplation of such acquisition.

                  1.101 "Revolving Loan Commitment" or "Revolving Loan Commitments" means the commitment of each Bank to maintain or make Revolving Loans and to participate in Letters of Credit as set forth in Sections 2.1 and
2.7 hereof.

                  1.102 "Revolving Loan Commitment Termination Date" means the Revolving Loan Commitment Termination Date then in effect, which shall be the earliest of (i) October 7, 2002, subject to extension thereof as provided in
Section 2.1E hereof, (ii) the date as of which the Obligations shall have become immediately due and payable pursuant to Section 7 hereof, and (iii) the date on which all of the Obligations are paid in full (including, without limitation, the repayment, expiration, termination or cash collateralization of Letters of Credit pursuant to this Loan Agreement) and all Revolving Loan Commitments are reduced to zero.

                  1.103 "Revolving Loans" means the Revolving Loans which the Banks have agreed to maintain or make pursuant to Section 2.1A hereof.

                  1.104 "Senior Subordinated Notes" means the Borrower's 8.5% Senior Subordinated Notes due October 1, 2007 in the principal amount of $125,000,000.00.

                  1.105 "Stated Maturity Date" means the then existing stated maturity date of the Revolver. The initial Stated Maturity Date of the Revolver is October 7, 2002. The Stated Maturity Date of the Revolver is subject to extension by the Banks pursuant to Section 2.1E hereof.

                  1.106 "Subordinated Indebtedness" means any Indebtedness of the Borrower now or hereafter owing to any Person and which has been subordinated to the prior payment of the Obligations in a manner satisfactory to the Banks and which specifically includes the Senior Subordinated Notes.

                  1.107 "Subsidiary" means, with respect to the Borrower, (i) any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by the Borrower, and (ii) any partnership, limited liability company, association, joint venture or other entity in which the Borrower, directly or indirectly, has more than a 50% equity interest.

                  1.108 "Supplemental Pledge Agreement" means the document in the form of Annex A attached to and made a part of the Pledge Agreement, pursuant to which the Borrower and each Wholly-Owned Subsidiary of the Borrower that hereafter acquires or otherwise owns Equity Interests in any Subsidiaries will pledge such Equity Interests to the Agent on behalf of the Banks.

                  1.109 "Tax" or "Taxes" means any present or future tax, levy, impost, duty, charge, governmental fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Bank, its lending office) is located on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

                  1.110 "Tax Transferee" means any Person who acquires any interest in the Revolving Loans (whether or not by operation of law) or in the office to which a Bank or the Agent has transferred its Revolving Loans for purposes of determining where the Revolving Loans are made, accounted for or booked.

                  1.111 "Tender Offer Facility" means the tender offer facility in the principal amount of One Hundred Million Dollars ($100,000,000.00) made by PNC to the Borrower pursuant to the Tender Offer Facility Loan Agreement.

                  1.112 "Tender Offer Facility Loan Agreement" means the Loan Agreement dated as of August 14, 1997, between the Borrower and PNC.

                  1.113 "Theaters" means (i) each and every theater now or hereafter owned or leased by the Borrower or any Subsidiary or operated by the Borrower or any Subsidiary under a management agreement to which the Borrower or such Subsidiary is a party, including all the Borrower's or such Subsidiary's tangible real and personal property constituting a part of each such Theater, and including all auditoriums in each theater which share a common exterior structure, and (ii) all entertainment centers and family activity centers now or hereafter owned, leased or operated by the Borrower or any Subsidiary and which are adjacent to, or otherwise within the same building in which are located, Theaters owned or leased by the Borrower or any Subsidiary or operated by the Borrower or any Subsidiary under a management agreement to which the Borrower or such Subsidiary is a party.

                  1.114 "Transaction Date" means the date on which the Borrower consummates a Permitted Business Combination.

                  1.115 "Total Utilization of Revolving Loan Commitments" means, as of any date of determination thereof, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans, plus (ii) the Letter of Credit Usage.

                  1.116 "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least the majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time, stock of any other class or classes shall have voting power by reason of the happening of any contingency).

                  1.117 "Wholly-Owned Subsidiary" of the Borrower means a Subsidiary of the Borrower, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by the Borrower or by one or more Wholly-Owned Subsidiaries of the Borrower.


                  1.118  Accounting Terms and Financial Information.

                         A. For purposes of this Loan Agreement, all
accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in Section 1.118(B) hereof) be prepared in accordance with GAAP applied on a basis consistent with GAAP as applied in the preparation of the latest financial statements furnished to the Banks hereunder (or, prior to the delivery of the first financial statements under Section 5.3(c) hereof, GAAP as applied in the preparation of the audited financial statements of the Borrower as at the end of the Borrower's 1996 Fiscal
Year).

                         B. The Borrower shall deliver to the Banks at the same
time as the delivery of any annual or quarterly financial statement under
Section 5.3 hereof, (i) a description in reasonable detail of any variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements (which variation materially affects the presentation of the financial position or results of operations of the Borrower) and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

                  1.119 Other Definitional Provisions. Any reference in this Loan Agreement (i) to a Section, a Schedule or an Exhibit is a reference to a section hereof, a schedule hereto or an exhibit hereto, respectively, and (ii) to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the section or subsection in which the reference appears. In this Loan Agreement the singular includes the plural and the plural the singular; "hereof," "wherein," "hereto," "hereunder" and the like mean and refer to this Loan Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing any gender include the other genders; references to statutes are to be construed as including all statu tory provisions consolidating, amending or replacing the statute referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements, assignments, and other modifications thereto, but only to the extent such modifications are not prohibited by the terms of this Loan Agreement, and references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons.

                                    SECTION 2
                                    REVOLVER

         2. Revolver. Pursuant to and subject to the terms and conditions of this Loan Agreement, the Banks hereby establish the Revolver in favor of the Borrower in the principal amount of Two Hundred Fifty Million Dollars ($250,000,000.00). Pursuant to the Revolver, the Borrower may obtain Revolving Loans and Letters of Credit pursuant to, and subject to the terms and conditions set forth in, this Loan Agreement for the purposes set forth in Section 2.5 hereof. The Revolver is subject to the following terms and conditions:

                  2.1 Revolving Loan Commitments; Revolving Loans.

                      A. Revolving Loan Commitments. Each Bank severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time and to the other terms and conditions herein, to lend to the Borrower from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate Revolving Loan Commitments. Each Bank's commitment to make Revolving Loans to the Borrower pursuant to this Section 2 is herein called its "Revolving Loan Commitment", and such commitments of all of the Banks in the aggregate are herein called the "Revolving Loan Commitments." The original amount of each Bank's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 attached hereto and made a part hereof and the aggregate original amount of the Revolving Loan Commitments is Two Hundred Fifty Million Dollars ($250,000,000.00); provided, the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.4C hereof (it being understood that all references to the Revolving Loan Commitments of the Banks set forth in this Loan Agreement shall mean the initial Revolving Loan

Commitments of the Banks set forth on Schedule 2.1 attached hereto and made a part hereof as reduced by voluntary or mandatory reductions of the Revolving Loan Commitments pursuant to Section 2.4C hereof). Each Bank's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other Obligations owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full to the Banks no later than the Revolving Loan Commitment Termination Date. Revolving Loans obtained by the Borrower may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date, subject to the provisions of Section 2.4C hereof.

         Anything contained in this Loan Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the following limitations (and the Borrower may be obligated to prepay Revolving Loans outstanding to the extent they exceed such limitations):

                                (1) The ratio of the Borrower's Consolidated
Total Indebtedness, including the Total Utilization of Revolving Loan Commitments, as of the most recent Fiscal Quarter end, to the Borrower's Consolidated Theater Level Cash Flow for the four-Fiscal Quarter period ended as of such Fiscal Quarter end, may not exceed the ratio set forth in Section 6.10 hereof; and

                                (2) The Total Utilization of Revolving Loan
Commitments shall not exceed the amount of the aggregate Revolving Loan Commitments.

                           B. Borrowing Mechanics.  Revolving Loans made on any
Funding Date shall be in an aggregate minimum amount of One Million Dollars ($1,000,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess of that amount. Whenever the Borrower desires that the Banks make a Revolving Loan to the Borrower, the Borrower shall deliver to the Agent a Borrowing Certificate no later than 10:00 A.M. Louisville, Kentucky time at least three (3) Business Days in advance of the proposed Funding Date in the case of a LIBOR Rate Loan and at least one (1) Business Day in advance of the proposed Funding Date in the case of a Base Rate Loan. The Borrowing Certificate shall be in the form of Exhibit D attached hereto and made a part hereof and shall specify (i) the proposed Funding Date, which must be a Business Day, (ii) whether the Revolving Loan shall be a Base Rate Loan or a LIBOR Rate Loan, (iii) in the case of any Revolving Loan requested to be made as a LIBOR Rate Loan, the initial Interest Period applicable thereto, (iv) that the amount of the proposed Revolving Loan will not cause the Total Utilization of Revolving Loan Commitments to exceed the amount of the aggregate Revolving

Loan Commitments, and (v) that the amount of the proposed Revolving Loan will not cause the ratio of the Borrower's Consolidated Total Indebtedness, including the Total Utilization of Revolving Loan Commitments after taking into account the proposed Revolving Loan in the calculation thereof, as of the most recent Fiscal Quarter end, to the Borrower's Consolidated Theater Level Cash Flow for the four-Fiscal Quarter period ended as of such Fiscal Quarter end, to exceed the ratio set forth in Section 6.10 hereof. Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Rate Loans in the manner provided in
Section 2.2D hereof. In lieu of delivering the above-described Borrowing Certificate, the Borrower may give the Agent telephonic notice by the required time of the requested Revolving Loan under this Section 2.1B; provided that such notice shall be promptly confirmed in writing by the delivery of a Borrowing Certificate to the Agent on or before the applicable Funding Date.

         Neither the Agent nor any Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent believes in good faith to have been given by a duly Authorized officer or other Person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this Section 2.1B and, upon the funding of any Revolving Loan by the Banks in accordance with this Loan Agreement pursuant to any telephonic notice, the Borrower shall have effected such Revolving Loan under this Loan Agreement.

         Except as provided in Sections 2.6B, 2.6C and 2.6G hereof, a Borrowing Certificate for a LIBOR Rate Loan (or a telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to obtain such LIBOR Rate Loan in accordance therewith.

                           C. Disbursement of Revolving Loans.  All Revolving
Loans shall be made by the Banks simultaneously and proportionately to their respective Pro Rata Shares of the Revolving Loan Commitments, it being understood that no Bank shall be responsible for any failure by any other Bank to fund its Pro Rata Share of a Revolving Loan requested hereunder, nor shall the Revolving Loan Commitment of any Bank be increased or decreased as a result of the failure by any other Bank to fund its Pro Rata Share of a Revolving Loan requested by the Borrower. Promptly after receipt by the Agent of a Borrowing Certificate pursuant to Section 2.1B hereof (or a telephonic notice in lieu thereof), the Agent shall notify each Bank of the Revolving Loan requested by the Borrower pursuant thereto. Each Bank shall make its Pro Rata Share of each Revolving Loan to be made to the Borrower available to the Agent, in same day funds, at the office of the Agent located at Citizens Plaza, Louisville Kentucky not later than 1:00 P.M.

Louisville, Kentucky time on the Funding Date of the particular Revolving Loan. Except with respect to the reimbursement to PNC for a drawing under a Letter of Credit, as provided in Section 2.7 hereof, upon the satisfaction or waiver of the conditions precedent specified in Section 3.1 in the case of the initial Revolving Loan on the initial Funding Date and Section 3.2 in the case of a Revolving Loan on any subsequent Funding Date, the Agent shall make the proceeds of each Revolving Loan requested by the Borrower available to the Borrower on the Funding Date of such Revolving Loan by causing an amount of same day funds equal to the proceeds of the Banks' respective Pro Rata Shares of such Revolving Loan received by the Agent at its office located at the address set forth in the preceding sentence to be credited to the account of the Borrower at such office of the Agent.

         Unless the Agent shall have been notified by any Bank prior to a Funding Date that such Bank does not intend to make available to the Agent such Bank's Pro Rata Share of the Revolving Loan to be made to the Borrower on such Funding Date, the Agent may assume that such Bank has made such amount available to the Agent on such Funding Date and the Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Agent, at the Federal Funds Effective Rate. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Agent, at the interest rate borne by the particular Revolving Loan. Nothing in this Section 2.1C shall be construed to relieve any Bank from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Bank as a result of any default by such Bank in the performance of its obligations under this Section 2.1. In the event any Bank gives notice to the Agent that such Bank does not intend to fund its Pro Rata Share of any Revolving Loan to be made to the Borrower or in the event any Bank otherwise fails to fund its Pro Rata Share of any Revolving Loan to be made to the Borrower, the Agent shall promptly notify the other Banks of the occurrence of any such event.

                           D. Records.

                              (i) The Agent shall record the names and addresses
of the Banks and the Revolving Loan Commitments and

Revolving Loans of each Bank from time to time in the electronic records of the Agent. The Borrower, the Banks and the Agent may treat each Person whose name is so recorded in the electronic records of the Agent as a Bank hereunder for all purposes of this Loan Agreement. Printouts of the Agent's electronic records shall be available for inspection by the Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice to the Agent.

                              (ii) The Agent shall record in its electronic
records the Revolving Loan Commitment of each Bank, the Revolving Loans from time to time made by each Bank, and each repayment or prepayment in respect of the principal amount of the Revolving Loans made by each Bank. Any such recordation in accordance with the terms of this Loan Agreement shall be conclusive and binding on the Borrower absent manifest error; provided, the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligation to repay all Revolving Loans to the Banks in accordance with this Loan Agreement and the Notes.

                              (iii) Each Bank shall record on its internal
records its Pro Rata Share of each Revolving Loan made by it to the Borrower and each payment in respect thereof. Any such recordation in accordance with the terms of this Loan Agreement shall be conclusive and binding on the Borrower absent manifest error; provided, the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligation to repay all Revolving Loans to the Banks in accordance with this Loan Agreement and the Notes; provided further, that in the event of any inconsistency between the Agent's electronic records and any Bank's records, the Agent's electronic records shall govern in the absence of manifest or demonstrable error.

                           E. Extension of Stated Maturity Date of the Revolver.
Subsequent to the first annual anniversary of the Closing Date, and annually thereafter, all of the Banks shall have the right, at their sole option and upon written notice to the Borrower, to extend the Stated Maturity Date of the Revolver for an additional one (1) year period.


                  2.2 Interest on the Revolving Loans.

                  A. Rates of Interest. Subject to the provisions of Sections 2.2E and 2.8 hereof, each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity, whether by acceleration or otherwise, at a rate determined by reference to the Base Rate or the Adjusted LIBOR

Rate, as the case may be. The applicable basis for determining the rate of interest with respect to Revolving Loans shall be selected by the Borrower initially at the time a Borrowing Certificate is delivered to the Agent pursuant to Section 2.1B hereof. The basis for determining the interest rate with respect to any Revolving Loan may be changed from time to time pursuant to Section 2.2D hereof. If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to the Agent in accordance with this Loan Agreement specifying the applicable basis for determining the rate of interest on such Revolving Loan then, for that day, that Revolving Loan shall bear interest determined by reference to the Base Rate.

         Subject to the provisions of Sections 2.2E and 2.8 hereof, Revolving Loans shall bear interest through maturity as follows:

                          (i) if a Base Rate Loan, then at a rate per annum
equal to the sum of the Base Rate plus the Applicable Base Rate Margin; provided that, on each Leverage Ratio Determination Date, commencing with the first such date to occur after the Closing Date, the Applicable Base Rate Margin in effect for the Pricing Period commencing on such Leverage Ratio Determination Date and continuing for the term of the Pricing Period that begins on such Leverage Ratio Determination Date shall be the Applicable Base Rate Margin corresponding to the Pricing Level in effect for such Pricing Period, as follows:

                                                      Applicable
             Pricing Level                         Base Rate Margin
             -------------                         ----------------
             Pricing Level I                              0%
             Pricing Level II                             0%
             Pricing Level III                            0%
             Pricing Level IV                             0%

                          (ii) if a LIBOR Rate Loan, then at a rate per annum
equal to the sum of the Adjusted LIBOR Rate plus the Applicable LIBOR Rate Margin; provided that, on each Leverage Ratio Determination Date, commencing with the first such date to occur after the Closing Date, the Applicable LIBOR Rate Margin in effect for the Pricing Period commencing on such Leverage Ratio Determination Date and continuing for the term of the Pricing Period that begins on such Leverage Ratio Determination Date shall be the Applicable LIBOR Rate Margin corresponding to the Pricing Level in effect for such Pricing Period, as follows:

                                                        Applicable LIBOR
             Pricing Level                                Rate Margin
             -------------                              ----------------
             Pricing Level I                                  1/4%
             Pricing Level II                                 3/8%
             Pricing Level III                                1/2%
             Pricing Level IV                                 3/4%

         Notwithstanding anything in the foregoing to the contrary, if any Compliance Certificate delivered by the Borrower demonstrating the appropriate Pricing Level shall prove to be incorrect, as determined by reference to a subsequent Compliance Certificate or subsequent publicly filed financial statements of the Borrower or otherwise, such Compliance Certificate shall no longer be in effect, and the Agent shall notify the Borrower of the incorrectness of such Compliance Certificate and the Agent shall calculate the difference (which must be a positive difference, i.e., an underpayment of interest) between the amount of interest actually paid by the Borrower on the basis of such incorrect Compliance Certificate and the amount of interest which would have been due had such incorrect Compliance Certificate not been delivered to the Agent. The Agent shall notify the Borrower of the amount of such difference, if any, in a statement setting forth the method of calculation of such amount, which calculation shall be deemed correct in the absence of demonstrable error, and the Borrower shall pay such amount to the Agent for the account of the Banks within three (3) Business Days after receipt of such notice. Provided, the payment of such amount by the Borrower shall not in and of itself constitute a waiver by the Banks of the Event of Default that has otherwise resulted from the Borrower's delivery of such incorrect Compliance Certificate to the Agent.

                           B. Interest Periods.  In connection with each LIBOR
Rate Loan, the Borrower may, pursuant to the applicable Borrowing Certificate or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be applicable to such LIBOR Rate Loan, which Interest Period shall be at the Borrower's option either a one, two, three or six month period; provided that:

                              (i) the initial Interest Period for any LIBOR Rate
Loan shall commence on the Funding Date of such LIBOR Rate Loan, in the case of a Revolving Loan initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Revolving Loan converted to a LIBOR Rate Loan;

                   (ii) in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                   (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                   (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                    (v) there shall be no more than ten (10) Interest Periods relating to LIBOR Rate Loans outstanding at any time, unless there are Base Rate Loans outstanding, in which event there shall be no more than nine (9) Interest Periods relating to LIBOR Rate Loans outstanding at such time;

                     (vi) in the event the Borrower fails to specify an Interest Period applicable to a LIBOR Rate Loan in the applicable Borrowing Certificate or Notice of Conversion/Continuation, the Borrower shall be deemed to have selected an Interest Period of one month; and

                     (vii) no Interest Period shall extend beyond the Revolving Loan Commitment Termination Date.

                   C. Interest Payments. Subject to the provisions of Section 2.2E hereof, interest shall be payable on the Revolving Loans as follows:

                  (i) interest on each Base Rate Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Base Rate Loan, upon any prepayment or repayment of any such Base Rate Loan to the extent interest accrued on the amount being prepaid or repaid, and on the Revolving Loan Commitment Termination Date; and

                  (ii) interest on each LIBOR Rate Loan shall be payable in arrears on and to each Interest Payment Date applicable to that LIBOR Rate Loan, upon any prepayment or repayment of that

LIBOR Rate Loan to the extent interest accrued on the amount being prepaid or repaid, and on the Revolving Loan Commitment Termination Date.

                           D. Conversion or Continuation.  Subject to the
provisions of Section 2.6 hereof, the Borrower shall have the option (i) to convert at any time all or any part of outstanding Revolving Loans from Revolving Loans bearing interest at a rate determined by reference to one basis to Revolving Loans bearing interest at a rate determined by reference to an alternative basis, or (ii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such LIBOR Rate Loan as a LIBOR Rate Loan, and the succeeding Interest Period(s) of such continued LIBOR Rate Loan shall commence on the most recent Interest Payment Date thereof; provided however, that a LIBOR Rate Loan may only be converted into a Revolving Loan bearing interest determined by reference to an alternative basis on the expiration date of an Interest Period applicable thereto.

         The Borrower shall deliver a Notice of Conversion/Continuation to the Agent no later than 1:00 P.M. Louisville, Kentucky time at least one (1) Business Day in advance of the proposed conversion/continuation date in the case of a conversion to a Base Rate Loan and at least three (3) Business Days in advance of the proposed conversion/continuation date in the case of a conversion to, or a continuation of, a LIBOR Rate Loan. A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date, which must be a Business Day, (ii) the amount of the Revolving Loan to be converted/continued,
(iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or continuation of, a LIBOR Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, that no Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, the Borrower may give the Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.2D; provided, such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Agent on or before the proposed conversion/continuation date.

         Neither the Agent nor any Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Agent believes in good faith to have been given by a duly Authorized Officer or other Person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this Section 2.2D and, upon the conversion or continuation of the applicable basis for determining the interest rate with respect to any Revolving Loans in accordance with this Loan Agreement pursuant to any such telephonic notice, the Borrower shall have effected a conversion or continuation, as the case may be, of the interest rate applicable to the particular Revolving Loan.

         Except as otherwise provided in Sections 2.6B, 2.6C and 2.6G hereof, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan (or a telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date and the Borrower shall be bound to effect the conversion or continuation of the interest rate applicable to the particular Revolving Loan in accordance with such Notice of Conversion/Continuation.

                           E. Post-Maturity Interest.  Any principal payments
on the Revolving Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Revolving Loans or any fees or other Obligations owed hereunder not paid when due, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate equal to the Default Rate. The payment or acceptance of the increased rates of interest provided for in this Section 2.2E is not a permitted alternative to the timely payment of all Obligations owed to the Banks and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Bank under this Loan Agreement or the other Loan Documents.

                           F. Computation of Interest.  Interest on the Base
Rate Loans shall be computed on the basis of a 365/366 day year. Interest on the LIBOR Rate Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first day of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Revolving Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Revolving Loan.

                  2.3  Fees.

                       A. Closing Fees. The Borrower agrees to pay to the Agent on behalf of the Banks closing fees equal to one-tenth of one percent
(1/10th of 1%) of the positive difference between (i) each Bank's Revolving Loan Commitment under this Loan Agreement, and (ii) such Bank's Revolving Loan Commitment under and as defined in the Reducing Revolver Loan Agreement.

                       B. Commitment Fees. The Borrower agrees to pay to the Agent, for the benefit of the Banks in proportion to their respective Pro Rata Shares, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date, equal to the average of the daily excess of the Revolving Loan Commitments, as the same may have been reduced pursuant to Section 2.4C hereof, over the aggregate principal amount of Revolving Loans outstanding plus the Letter of Credit Usage multiplied by the Applicable Commitment Fee Percentage. All commitment fees under this
Section 2.3B shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears in accordance with the invoices therefor submitted by the Agent to the Borrower. Any reductions in the amounts available for borrowing under the Revolving Loan Commitments arising from the operation of the limitation set forth in the second paragraph of Section 2.1A hereof shall not constitute usages of Revolving Loan Commitments for purposes of this Section 2.3B and shall not reduce the amount of the commitment fees payable by the Borrower under this Section 2.3B. On each Pricing Level Calculation Date, commencing with the first such date to occur after the Closing Date, the Applicable Commitment Fee Percentage in effect for the Pricing Period commencing on the day immediately succeeding such Pricing Level Calculation Date, and continuing for the term of the Pricing Period that begins on the day immediately succeeding such Pricing Level Calculation Date shall be the Applicable Commitment Fee Percentage corresponding to the Pricing Level in effect for such Pricing Period, as follows:

                                                       Applicable Commitment
         Pricing Level                                 Fee Percentage
         -------------                                 --------------
         Pricing Level I                                    .125%
         Pricing Level II                                    .15%
         Pricing Level III                                  .175%
         Pricing Level IV                                    .20%

                  C. Other Fees. The Borrower agrees to pay to the Agent such other fees in the amounts and at the times set forth in the fee letter issued by the Agent to the Borrower.

                  2.4 Prepayments and Payments; Reductions in Revolving Loan Commitments; Cash Collateralization of Letters of Credit.

                      A. Prepayments.

                         (i) Voluntary Prepayments.  The Borrower may at any
time and from time to time prepay any Revolving Loans in whole or in part in an aggregate minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00) and integral multiples of Fifty Thousand Dollars ($50,000.00) in excess of that amount; provided however, in the event that the Borrower prepays a LIBOR Rate Loan pursuant to this Section 2.4A on a date that is other than the expiration date of the Interest Period applicable thereto, the Borrower shall compensate the Banks receiving such prepayments in accordance with the provisions of Section 2.6D hereof. The Borrower shall give the Agent written or telephonic notice confirmed in writing of each proposed prepayment of Revolving Loans at least one (1) Business Day in advance with respect to the prepayment of Base Rate Loans and at least three (3) Business Days in advance with respect to the prepayment of LIBOR Rate Loans. The Agent shall promptly transmit each such notice to the Banks. If the Borrower has given notice of prepayment of Revolving Loans to the Agent, the principal amount of the Revolving Loans specified in such notice shall become due and payable on the prepayment date specified therein.

                         (ii) Mandatory Prepayments.  The Borrower shall from
time to time prepay the Revolving Loans to the extent necessary to give effect to the limitations set forth in Section 2.1A. In addition, the Borrower shall pay to the Agent for the account of the Banks, as a prepayment of the Revolving Loans and as a permanent reduction of the Revolving Loan Commitments, (A) all Net Cash Proceeds of any Asset Sale in excess of Ten Million Dollars ($10,000,000.00), and (B) all Net Cash Proceeds of any other Asset Sale which are required to be paid by the Borrower to the Agent for the account of the Banks pursuant to Section 6.15 hereof. All Net Cash Proceeds of Asset Sales required to be paid by the Borrower to the Agent for the account of the Banks pursuant to this Loan Agreement shall be applied by the Banks to the prepayment of outstanding Revolving Loans designated by the Borrower and then, to the extent that all Revolving Loans have been paid in full to the Banks, to thereafter cash collateralize Letters of Credit outstanding. The Revolving Loan Commitments shall be permanently reduced by the amount of the Net Cash Proceeds of Asset Sales required to be paid by the Borrower to the Agent for the account of the Banks pursuant to this Loan Agreement.

                 (iii) General Provisions Regarding Prepayments.
All prepayments of principal of the Revolving Loans pursuant to this Section 2.4A shall be accompanied by the payment of accrued interest on the principal amount being prepaid and shall be applied to the payment of interest before application to principal. All prepayments of the Revolving Loans shall be applied first to Base Rate Loans to the full extent thereof and then shall be applied to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.6D hereof.

              B. General Provisions Regarding Payments.

                 (i) Manner and Time of Payment.  Except as provided in
Section 2.7 hereof, all payments by the Borrower of principal, interest and fees hereunder and under the Notes shall be made without defense, set off and counterclaim and in same day funds and delivered to the Agent not later than 11:00 A.M. Louisville, Kentucky time on the date due at its office located at Citizens Plaza, Louisville, Kentucky, for the account of the Banks; funds received by the Agent after that time shall be deemed to have been paid by the Borrower on the next succeeding Business Day. The Borrower hereby authorizes the Agent to charge its account with the Agent in order to cause timely payment to be made to the Agent of all principal, interest and fees due hereunder (subject to sufficient funds being available in its account for that purpose).

                 (ii) Apportionment of Payments. The Agent shall apportion all principal and interest payments on the Revolving Loans among all outstanding Revolving Loans to which such payments relate, in each case proportionately to the Banks' respective Pro Rata Shares of such Revolving Loans. Subject to the last sentence of section 2.7E hereof, the Agent (or PNC in the case of payments received by PNC from the Borrower after payments have been made to PNC by the Banks pursuant to Section 2.7E hereof) shall promptly distribute to each Bank at its primary address set forth below its name on the appropriate signature page hereof or such other address as any Bank may request, such Bank's share of all such payments received by the Agent (or PNC in respect of Letters of Credit) and the closing fees and commitment fees of such Bank when received by the Agent pursuant to Section 2.3 hereof. Notwithstanding the foregoing provisions of this section 2.4B(ii), if, pursuant to the provisions of Section 2.6C hereof, any Notice of Conversion/Continuation is withdrawn as to any Affected Bank or if any Affected Bank makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, the Agent shall give effect thereto in apportioning payments thereafter received in respect of the Revolving Loans.

                  (iii) Payments on Business Days. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (unless no further Business Day occurs in such Fiscal Quarter, in which case payment shall be made on the next preceding Business Day) and such extension of time shall be included in the computation of the payment of interest hereunder or under the Notes or of the commitment fees hereunder, as the case may be.

              C. Voluntary Reductions of Revolving Loan Commitments. The Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments. The Borrower shall give not less than five (5) Business Days' prior written notice to the Agent designating the date, which must be a Business Day, of such termination or reduction and the amount of any partial reduction of the Revolving Loan Commitments. Promptly after receipt of a notice of such termination or partial reduction of the Revolving Loan Commitments, the Agent shall notify each Bank of the proposed termination or reduction of the Revolving Loan Commitments. Such termination or partial reduction of the Revolving Loan Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Revolving Loan Commitment of each Bank proportionately in accordance with its Pro Rata Share. Any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of Five Million Dollars ($5,000,000.00), and integral multiples of One Million Dollars ($1,000,000.00) in excess of that amount.

           2.5  Use of Proceeds.

                A. Revolving Loans and Letters of Credit.   The proceeds of the
Revolving Loans shall be used by the Borrower (i) to pay in full the Reducing Revolver Credit Facility, and (ii) to finance the acquisition, construction and/or equipping of Theaters hereafter acquired by the Borrower and for other general corporate purposes of the Borrower. The Letters of Credit shall be used to secure the Borrower's obligations under Operating Leases, capital leases and other contracts, permits, applications and agreements to which the Borrower is obligated.

                B. Margin Regulations. No portion of the proceeds of any Revolving Loans under this Loan Agreement shall be used by the Borrower in any manner which might cause the making of the Revolving Loans or the application of the proceeds thereof to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities and Exchange Act of 1934, in each case as in effect on the date or dates of the making of any such Revolving Loan and such use of the proceeds thereof. If requested by any Bank, the Borrower shall execute and deliver to such Bank a completed F.R. Form U-1.

                  2.6 Special Provisions Governing LIBOR Rate Loans. Notwithstanding any other provision of this Loan Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

                       A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. Louisville, Kentucky time on each Interest Rate Determination Date, the Agent shall confirm to the Borrower the Adjusted LIBOR Rate to apply to the particular LIBOR Rate Loan. The determination of each Adjusted LIBOR Rate by the Agent, provided that the Agent shall have determined the Adjusted LIBOR Rate in good faith, shall be final, conclusive and binding upon all parties hereto in the absence of manifest or demonstrable error and shall apply to the particular LIBOR Rate Loan for the applicable Interest Period.

                       B. Inability to Determine Applicable Interest In the event the Agent shall have determined in good faith, which determination shall be final and conclusive and binding upon all parties hereto in the absence of manifest or demonstrable error, that on any Interest Rate Determination Date or Funding Date with respect to any LIBOR Rate Loans, by reason of circumstances occurring after the date of this Loan Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, the Agent shall on such date give notice by telecopy or by telephone confirmed in writing to the Borrower and each Bank of such determination, whereupon (i) no Revolving Loans may be made as, or converted to, LIBOR Rate Loans until such time as the Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist; (ii) any Notice of Conversion/Continuation given by the Borrower with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower, and (iii) any Borrowing Certificate given by the Borrower with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be a request to make Base Rate Loans.

                           C. Illegality or Impracticability of LIBOR Rate
Loans. In the event any Bank shall have determined in good faith, which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Agent, that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Bank in good faith with any law, treaty, governmental rule, regulation, guideline or order, or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful, or (ii) has become impracticable, or would cause such Bank material hardship, as a result of contingencies occurring after the date of this Loan Agreement which materially and adversely affect the London interbank market or the position of such Bank in that market, then, and in any such event, such Bank shall be an "Affected Bank" and it shall on such date of determination give notice by telecopy or telephone confirmed in writing of such determination to the Borrower and the Agent. The Agent shall promptly transmit such notice to each other Bank. Thereafter, (a) the obligation of the Affected Bank to make Revolving Loans as, or to convert Revolving Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Bank, (b) to the extent such determination by the Affected Bank relates to a LIBOR Rate Loan then being requested by the Borrower pursuant to a Borrowing Certificate or a Notice of Conversion/Continuation, the Affected Bank shall make such LIBOR Rate Loan as, or convert such LIBOR Rate Loan to, as the case may be, a Base Rate Loan, and (c) the Affected Bank's obligation to maintain its outstanding LIBOR Rate Loans, as the case may be (the "Affected Loans"), shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Bank as described above relates to a LIBOR Rate Loan then being requested by the Borrower pursuant to a Borrowing Certificate or a Notice of Conversion/Continuation, the Borrower shall have the option to rescind such Borrowing Certificate or Notice of Conversion/Continuation as to all the Banks by giving notice of such rescission by telecopy or telephone confirmed in writing to the Agent on the date on which the Affected Bank gives notice of its determination as described above. The Agent shall promptly transmit such notice of rescission to each other Bank. Except as provided in the immediately preceding sentence, nothing in this Section 2.6C shall affect the obligation of any Bank other than an Affected Bank to make or maintain Revolving Loans as, or to convert Revolving Loans to, LIBOR Rate Loans in accordance with the terms of this Loan Agreement.

                           D. Compensation For Breakage or Non-Commencement of
Interest Periods. The Borrower shall compensate each Bank, upon written request by that Bank setting forth the basis for such request, for all reasonable losses, expenses and liabilities, including, without limitation, any interest paid by that Bank to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any reasonable loss, expense or liability sustained by that Bank in connection with the liquidation or re-employment of such funds, which that Bank may sustain: (i) if for any reason, other than a default by that Bank or the conversion of such Bank's Borrowing Certificate from a request to make LIBOR Rate Loans into a request to make Base Rate Loans pursuant to Section 2.6B or 2.6C hereof, a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Borrowing Certificate or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation of the interest rate applicable to any Revolving Loan, (ii) if any prepayment or conversion of any of its LIBOR Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that LIBOR Rate Loan, (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower to repay its LIBOR Rate Loans when required by the terms of this Loan Agreement. Each Bank seeking compensation from the Borrower pursuant to this
Section 2.6D shall deliver to the Borrower a certificate setting forth the calculation of the compensation claimed to be due to such Bank within thirty
(30) days after the occurrence of the event giving rise to such claim for compensation, which calculations shall be binding upon the Borrower in the absence of manifest or demonstrable error.

                           E. Booking of LIBOR Rate Loans.  Any Bank may make,
carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Bank; provided however, if any transfer of LIBOR Rate Loans from the office where such LIBOR Rate Loans originated shall materially and unreasonably increase the cost to the Borrower of such LIBOR Rate Loans, such transfer may occur only if required (y) by the introduction of or any change in or in the interpretation of any law or regulation, including, without limitation, any change by way of imposition or increase of reserve requirements, or (z) to comply with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally, whether or not such guideline or request shall have the force of law.

                           F. Assumptions Concerning Funding of LIBOR Rate
Loans. The calculation of all amounts payable to a Bank under this Section 2.6 and under Section 2.8A hereof shall be made as though that Bank had actually funded each of its relevant LIBOR Rate Loans through the purchase of a deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the Interest Period applicable to such LIBOR Rate Loan and through the transfer of such deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided however, that each Bank may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable to such Bank under this Section 2.6 and under Section 2.8A hereof.

                           G. LIBOR Rate Loans After Default.  After the
occurrence and during the continuation of an Event of Default, (i) the Borrower may not elect to have a Revolving Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expiration of any Interest Period then in effect for that Revolving Loan, (ii) subject to the provisions of Section 2.6D hereof, any Borrowing Certificate or Notice of Conversion/Continuation given by the Borrower with respect to a requested borrowing or conversion/con tinuation of a Revolving Loan that has not yet occurred shall be deemed to be rescinded by the Borrower, and (iii) all LIBOR Rate Loans and Base Rate Loans shall thereupon bear interest at the Default Rate until the Event of Default is cured or the Revolving Loans are paid in full to the Banks and the Revolving Loan Commitments have expired or have been terminated by the Borrower or the Banks.

                  2.7      Letters of Credit.

                           A. Letters of Credit. Subject to the terms and
conditions of this Loan Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, the Borrower may request, in accordance with the provisions of this Section 2.7A, that PNC issue Letters of Credit for the account of the Borrower denominated in Dollars from and after the Closing Date. The issuance of Letters of Credit shall be subject to the following limitations:

                               (i) The Borrower shall not request that PNC
issue any Letter of Credit if, after giving effect to such issuance, (w) the total Letter of Credit Usage would exceed Twenty Million Dollars ($20,000,000.00), (y) the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments, as the amount available under such Revolving Loan

Commitments may be limited from time to time pursuant to the second paragraph of
Section 2.1A or shall be reduced from time to time pursuant to Section 2.4C hereof, or (z) the ratio of the Borrower's Consolidated Total Indebtedness, including the Total Utilization of Revolving Loan Commitments after taking into account the particular Letter of Credit in the calculation thereof, as of the most recent Fiscal Quarter end, to the Borrower's Consolidated Theater Level Cash Flow for the four-Fiscal Quarter period ended on such Fiscal Quarter end, would exceed the ratio set forth in Section 6.10 hereof.

                               (ii) In no event shall PNC issue, reissue, amend
or permit the extension of: (y) any Letter of Credit having an expiration date later than the Stated Maturity Date in effect at the time of the issuance, reissuance, amendment or automatic or other extension thereof; or (z) subject to the foregoing clause (y), any Letter of Credit having an expiration date more than one (1) year after its date of issuance; provided that, subject to the foregoing clause (y), this clause (z) shall not prevent PNC from agreeing that a Letter of Credit will automatically be extended annually for one or more periods each not to exceed one (1) year if PNC does not cancel such extension.

         It shall be a condition precedent to the issuance of any Letter of Credit in accordance with the provisions of this Section 2.7 that each condition set forth in Sections 3.1 and 3.2 of this Loan Agreement shall have been satisfied. Immediately upon the issuance of each Letter of Credit, and as of the Closing Date with respect to each Existing Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevocably purchased from PNC a participation in such Letter of Credit and drawings thereunder in an amount equal to such Bank's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

         Each Letter of Credit may provide that PNC may, but shall not be required to, pay the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the Stated Maturity Date of the Revolving Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary. All such funds so deposited in such account shall be paid to the beneficiary of the Letter of Credit if the conditions to such payment are satisfied, or shall be returned to PNC for distribution to the Banks or, if all of the Obligations shall have been indefeasibly paid in full, to the Borrower, if no payment to the beneficiary has been made and thirty (30) days after the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by PNC as provided in this paragraph shall be treated for all purposes of this Loan Agreement as a drawing duly honored by PNC under the related Letter of Credit.

                           B. Application and Agreement.  Whenever the Borrower
desires the issuance of a Letter of Credit, the Borrower shall deliver to PNC an Application and Agreement for Letter of Credit in the form of Exhibit G attached hereto and made a part hereof and a Borrowing Certificate no later than 10:00 A.M. Louisville, Kentucky time at least ten (10) Business Days, or in each case such shorter period as may be agreed to by PNC in any particular instance, in advance of the proposed date of issuance of such Letter of Credit. The Application and Agreement for Letter of Credit shall specify (i) the proposed date of issuance of the Letter of Credit, which shall be a Business Day under the laws of the Commonwealth of Kentucky, (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) a summary of the purpose and contemplated terms of the Letter of Credit. Prior to the date of issuance of any Letter of Credit, the Borrower shall specify a precise description of the documents related to such Letter of Credit and the proposed text of any certificate to be presented by the beneficiary under such Letter of Credit which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require PNC to make payment under the Letter of Credit; provided, PNC may in its sole reasonable judgment require changes in any such documents and certificates; provided further, no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day that such draft is presented if such presentation is made after 11:00 A.M. Louisville, Kentucky time on such Business Day. In determining whether to pay under any Letter of Credit, PNC shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit; provided, nothing contained in this Section 2.7B shall be deemed to prejudice the right of the Borrower to recover from PNC in respect of any amounts paid by PNC under any Letter of Credit in the event that it is determined by a court of competent jurisdiction that the payment with respect to such Letter of Credit by PNC constituted gross negligence or willful misconduct on the part of PNC and all appeals therefrom have been exhausted or waived.

                           C. Delivery of Copies of Letters of Credit and Letter
of Credit Amendments. PNC shall, promptly after the is suance of each Letter of Credit, or any amendment thereto, any payment thereunder or any cancellation thereof, furnish each other Bank with a copy of such Letter of Credit or of such amendment, payment or cancellation, as the case may be.

                           D. Payment of Amounts Drawn Under Letters of Credit.
In the event of any drawing under any Letter of Credit by the beneficiary thereof, PNC shall promptly notify the Borrower thereof, and the Borrower shall reimburse PNC on the date on which such drawing is honored in an amount in same day funds equal to the amount of such drawing.

                           E. Payment by Banks with Respect to Letters of
Credit. In the event that the Borrower shall fail to reimburse PNC as provided in Section 2.7D hereof in an amount equal to the amount of any drawing honored by PNC under a Letter of Credit, PNC shall promptly notify each Bank of the unreimbursed amount of such drawing and of such Bank's participation therein, which participation shall be equal to such Bank's Pro Rata Share of the unreimbursed amount of such drawing. Each Bank shall make available to PNC an amount equal to its participation in such unreimbursed drawing in same day funds at the offices of PNC located at Citizens Plaza, Louisville, Kentucky, not later than 1:00 P.M. Louisville, Kentucky time on the first Business Day after the date of notification thereof by PNC, and each such amount so made available by each Bank will be deemed a Revolving Loan made by such Bank under this Loan Agreement as of the date such amount is so made available to PNC. In the event that any Bank fails to make available to PNC the amount of such Bank's participation in such unreimbursed drawing as provided in this Section 2.7E, PNC shall be entitled to recover such amount on demand from such Bank together with interest at the Federal Funds Effective Rate. Nothing in this Section 2.7 shall be construed to prejudice the right of any Bank to recover from PNC any amounts made available by such Bank to PNC pursuant to this Section 2.7E in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit by PNC in respect of which payment was made by such Bank constituted gross negligence or willful misconduct on the part of PNC. PNC shall distribute to each other Bank, to the extent such Bank has paid all amounts payable by it under this Section 2.7E with respect to any Letter of Credit issued by PNC, such other Bank's Pro Rata Share of all payments received by PNC from the Borrower in reimbursement of drawings honored by PNC under such Letter of Credit, as the case may be, when such payments are received. Notwithstanding anything to the contrary herein, each Bank which has paid all amounts payable by it under this Section 2.7E shall have a direct right to reimbursement of such amounts from the Borrower, subject to the procedures for reimbursing Banks set forth in this Section 2.7.

                           F. Compensation.  The Borrower agrees to pay, without
duplication, the following amounts to PNC with respect to each Letter of Credit issued by it:

                               (i) with respect to each Letter of Credit, a
letter of credit issuance fee payable to PNC equal to 1/4 of 1% per annum of the maximum amount available from time to time to be drawn under such Letter of Credit, calculated on the basis of a 360-day year and the actual number of days elapsed and payable quarterly in advance to PNC in immediately available funds until the expiration of such Letter of Credit;

                               (ii) with respect to each Letter of Credit, a
letter of credit fee (the "Letter of Credit Fee") payable to PNC for the account of the Banks equal to the Applicable Letter of Credit Fee Percentage multiplied by the maximum amount available from time to time to be drawn under such Letter of Credit, calculated on the basis of a 360-day year and the actual number of days elapsed and payable in immediately available funds quarterly in advance on the first Business Day immediately succeeding the last day of each Fiscal Quarter and upon expiration of such Letter of Credit; provided, however, upon the occurrence and during the continuation of any Event of Default, the Letter of Credit Fee shall equal two percent (2%) per annum plus the Applicable Letter of Credit Fee Percentage in effect on the date of the occurrence of such Event of Default.

         On each Pricing Level Calculation Date, commencing with the first such date to occur after the Closing Date, the Applicable Letter of Credit Fee Percentage in effect for the Pricing Period commencing on the day immediately succeeding such Pricing Level Calculation Date and continuing for the term of the Pricing Period that begins on the day immediately succeeding such Pricing Level Calculation Date shall be the Applicable Letter of Credit Fee Percentage corresponding to the Pricing Level in affect for such Pricing Period, as follows:

                                                  Applicable Letter
         Pricing Level                         of Credit Fee Percentage
         -------------                         ------------------------
         Pricing Level I                                 .25%
         Pricing Level II                                .375%
         Pricing Level III                               .50%
         Pricing Level IV                                .75%

                          (iii) with respect to drawings made under any
Letter of Credit, interest, payable in immediately available funds to PNC on demand, on the amount paid by PNC in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the Borrower to PNC at a variable rate equal to the Base Rate plus the Applicable Base Rate Margin then in effect for Base Rate Loans made or available to be made to the Borrower; and

                          (iv) with respect to the issuance, amendment or
transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges payable to PNC in accordance with PNC's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

         Promptly upon receipt by PNC of the amount described in subdivisions
(ii) and (iii) of this Section 2.7F, PNC shall distribute to each Bank its Pro Rata Share of such amount.

                           G. Obligations Absolute.  Subject to the right of the
Borrower and the Banks to seek damages in the event that a court of competent jurisdiction determines that PNC committed gross negligence or willful misconduct in honoring any draft presented under any Letter of Credit issued by PNC, after all appeals therefrom have been exhausted or waived, the obligation of the Borrower to reimburse PNC for drawings made under the Letters of Credit issued by it and the obligations by the Banks under Section 2.7E hereof shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Loan Agreement under all circumstances including, without limitation, the following circumstances:

                              (i) any lack of validity or enforceability of any
Letter of Credit;

                              (ii) the existence of any claim, set-off, defense
or other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit, or any persons or entities for whom any such transferee may be acting, the Agent, any Bank or any other Person, whether in connection with this Loan Agreement, the transactions contemplated herein or any unrelated transaction including, without limitation, any underlying transaction between the Borrower and the beneficiary for which the Letter of Credit was procured;

                              (iii) any draft, demand, certificate or any other
document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                               (iv) payment by PNC under any Letter of Credit
against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment does not constitute bad faith, gross negligence or willful misconduct on the part of PNC;

                                (v) any other circumstance or happening
whatsoever, which is similar to any of the foregoing; or

                               (vi) the fact that an Event of Default or a
default under this Loan Agreement shall have occurred and be continuing.

                           H.  Additional Payments.  If by reason of (a) any
change in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement, or (b) compliance by PNC or any other Bank with any direction, request or requirement, whether or not having the force of law, of any governmental or monetary authority including, without limitation, Regulation D:

                               (i) any reserve, deposit or similar requirement
is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by PNC or participations therein purchased by any other Bank; or

                               (ii) there shall be imposed on PNC or any other
Bank any other condition regarding this Section 2.7, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to PNC or any other Bank of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by PNC or any other Bank, other than an increase in cost or reduction in amounts receivable as a consequence of any Tax, which shall be governed by the provisions of Section 2.8 hereof, then and in any such case PNC or such other Bank may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower thereof, and the Borrower shall pay on demand such amounts as PNC or such other Bank may specify to be necessary to compensate PNC or such other Bank for such additional cost or reduced receipt, together with interest on such amount from ten (10) days after the date of such demand until payment in full thereof at a rate equal at all times to the Base Rate plus the Applicable Base Rate Margin. The determination by PNC or any other Bank, as the case may be, of any amount due pursuant to this Section 2.7H as set forth in a certificate setting forth the calculation thereof in reasonable detail delivered to the Borrower shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

                           I. Indemnification of PNC.  In addition to amounts
payable to PNC as provided elsewhere in this Section 2.7, the Borrower hereby agrees to indemnify and hold harmless PNC from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses including, without limitation, reasonable attorneys' fees and allocated costs of internal counsel, which PNC may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of PNC as determined by a court of competent jurisdiction, or the failure of PNC to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts").

                           J. Assumption of Risk.  As between the Borrower and
PNC, the Borrower assumes all risks of the acts and omissions of, or the misuse of the Letters of Credit issued by PNC by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, PNC shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and the issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for the failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms;
(vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and
(viii) for any consequences arising from causes beyond the control of PNC, including, without limitation, any Government Acts. None of the above shall affect, impair or prevent the vesting of any of PNC's rights or powers hereunder; provided however, PNC shall be responsible for any payment that PNC makes under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit in the event such payment constitutes gross negligence or willful misconduct of PNC as determined by a court of competent jurisdiction with all appeals therefrom having been exhausted or waived.

         In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by PNC under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and without bad faith, gross negligence or willful misconduct, shall not impose any liability on PNC to the Borrower.

         Notwithstanding anything to the contrary contained in this Section 2.7, the Borrower shall have no obligation to indemnify PNC in respect of any liability incurred by PNC arising out of the gross negligence or willful misconduct of PNC, as determined by a court of competent jurisdiction with all appeals therefrom having been exhausted or waived, or out of the wrongful dishonor by PNC of proper demand for payment made under the Letters of Credit issued by it.

                           K. Computation of Interest.  All interest payable to
PNC pursuant to this Section 2.7 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues.

                           L. Amendments.  The Borrower may request that PNC
enter into one or more amendments of any Letter of Credit issued by PNC by delivering to PNC an Application and Agreement For Letter of Credit specifying
(i) the proposed date of the amendment, and (ii) the requested amendment. PNC shall be entitled to enter into amendments with respect to the Letters of Credit issued by it; provided, any such amendment extending the expiration date or increasing the stated amount of any Letter of Credit shall only be permitted if PNC would be permitted to issue a new Letter of Credit having such an expiration date or stated amount under this Section 2.7 on the date of the amendment.

                           M. Existing Letters of Credit.  Notwithstanding
anything to the contrary herein, as of the Closing Date, all of the Existing Letters of Credit shall be deemed to be Letters of Credit issued hereunder and shall be subject to all of the terms and provisions of this Loan Agreement, including all terms and provisions applicable to Letters of Credit under this Loan Agreement. Each Bank agrees that its obligations with respect to Letters of Credit pursuant to Section 2.7E hereof shall include the Existing Letters of Credit as of the Closing Date. With respect to each Existing Letter of Credit, for the period commencing on the Closing Date to and including the expiration date of any such Existing Letter of Credit, the Borrower shall pay all fees and commissions set forth in Section 2.7F hereof at the times and in the manner set forth therein. Each Existing Letter of Credit shall be deemed reissued as a Letter of Credit under this Loan Agreement as of the Closing Date, and PNC shall credit any letter of credit fees paid to PNC in respect of the Existing Letters of Credit for periods extending on and after the Closing Date, including any portion thereof shared by PNC with the other banks who are parties to the Reducing Revolver Loan Agreement, against any amounts owed by the Borrower to PNC individually (and not as Agent) as of the Closing Date.

                  2.8 Increased Costs; Taxes; Capital Adequacy.

                      A. Compensation for Increased costs and Taxes. In the event that any Bank shall determine in good faith, which determination shall, absent manifest or demonstrable error, be final and conclusive and binding upon all parties hereto, that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof and including the introduction of any new law, treaty or governmental rule, regulation or order, or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or that the compliance by such Bank with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority having jurisdiction over such Bank, and which has the force of law and first becomes effective after the Closing
Date:

                         (i) subjects such Bank or its applicable lending office
to any additional Covered Tax with respect to this Loan Agreement or any of the Revolving Loans or any of its obligations hereunder, or changes the basis of taxation of payments to such Bank or its applicable lending office of principal, interest, fees or any other amount payable hereunder, but not changes in Excluded Taxes;

                         (ii) imposes, modifies or holds applicable any
additional reserve including, without limitation, any marginal, emergency, supplemental, special or other reserve, special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, the Bank or its applicable lending office, other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate, as the case may be; or

                        (iii) imposes any other condition on or affecting such Bank or its applicable lending office or its obligations hereunder or the London interbank market, other than with respect to Taxes;

and the result of any of the foregoing is to increase the cost to such Bank of agreeing to make, making or maintaining Revolving Loans hereunder or to reduce any amount received or receivable by such Bank or its applicable lending office with respect thereto, then, in any such case, the Borrower shall promptly pay to such Bank, upon demand, such additional amount or amounts in the form of an increased rate of, or a different method of calculating, interest as such Bank in its reasonable discretion shall determine as may be necessary to compensate such Bank on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder; provided, any increased cost arising as a result of any of the foregoing other than in respect of Taxes shall apply only to LIBOR Rate loans; and provided further, such Bank shall have the right to seek such additional compensation from the Borrower only if such Bank is generally seeking to recover the additional costs of the type referred to in this Section 2.8A from its other borrowers similarly situated. Such Bank shall deliver to the Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to such Bank under this
Section 2.8A, which statement shall be conclusive and binding upon all parties hereto absent manifest or demonstrable error.

                           B. Withholding of Taxes.

                              (i) Payments to Be Free and Clear.  All sums
payable by the Borrower under this Loan Agreement and the other Loan Documents to or for the benefit of any Bank or the Agent or any Person who acquires any interest in the Revolving Loans pursuant to the provisions hereof shall be paid free and clear of and, except to the extent required by law, without any deduction or withholding on account of any Covered Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

                               (ii) Grossing-up of Payments.  If the Borrower
or any other Person is required by law to make any deduction or withholding on account of any Covered Tax from any sum paid or payable by the Borrower to the Agent or any Bank under any of the Loan Documents:

                                 (1) The Borrower shall notify the Agent of any
such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

                                 (2) The Borrower shall pay any such Tax before
the date on which penalties attach thereto, such payment to be made for its own account if the liability to pay is imposed on the Borrower or, if that liability is imposed on the Agent or such Bank, as the case may be, on behalf of and in the name of the Agent or such Bank;

                                 (3) The sum payable by the Borrower in respect
of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Agent or such Bank, as the case may be, receives on the due date and retains free from any liability in respect of any such deduction, withholding or payment a net sum equal to what it would have received and so retained had no such deduction, withholding or payment in respect of Covered Taxes been required or made; and

                                 (4) Within thirty (30) days after paying any
sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required to pay by clause (b) above, the Borrower shall deliver to the Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Bank under clause (3) above except to the extent that any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Loan Agreement in respect of payments to such Bank.

                  (iii) Tax Refund. If the Borrower determines in good faith that a reasonable basis exists for contesting a Covered Tax, the relevant Bank or Tax Transferee or the Agent, as applicable, shall cooperate with the Borrower in challenging such Tax at the Borrower's expense if requested by the Borrower, provided, it is understood and agreed that neither the Agent nor any Bank shall have any obligation to contest, or any responsibility for contesting, any Tax. If any Tax Transferee, any Bank or the Agent, as applicable, receives a refund, whether by way of a direct payment or by offset of any Covered Tax for which a payment has been made pursuant to this Section 2.8, the amount of such refund together with any interest received thereon shall be paid to the Borrower to the extent payment has been made in full pursuant to this Section 2.8.

                   (iv) U.S. Tax Certificates. Each Bank that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof shall deliver to the Agent for transmission to the Borrower, on or prior to the Closing Date, in the case of each Bank listed on the signature pages hereof, or on the date (and as a condition to effectiveness) of the Assignment Agreement pursuant to which it becomes a Bank (in the case of each other Bank), and at such other times as may be necessary in the determination of the Borrower or the Agent, each in the reasonable exercise of its discretion, such certificates, documents or other evidence, including, without limitation, Internal Revenue Service Form 1001 or Form 4224 or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto, in each case properly completed and duly executed by such Bank, to establish that such Bank is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Internal Revenue Code or otherwise or under any comparable provisions of any successor statute with respect to any payments to such Bank of principal, interest, fees or other amounts payable under any of the Loan Documents. The Borrower shall not be required to pay any additional amount to any such Bank under clause (3) of
Section 2.8B(ii) hereof if such Bank shall have failed to satisfy the requirements of the immediately preceding sentence; provided, if such Bank shall have satisfied such requirements on the Closing Date (in the case of each Bank listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Bank (in the case of each other Bank), nothing in this Section 2.8B(iv) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to clause (3) of Section 2.8B(ii) hereof in the event that, as a result of any change in applicable law, such Bank is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Bank is not subject to withholding as described in the immediately preceding sentence.

                           C. Capital Adequacy Adjustment.  If any Bank shall
have determined in good faith that the adoption, effectiveness, phase-in or applicability of any law, rule or regulation or any provision thereof regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or that the compliance by any Bank or its applicable lending office with any guideline, request or directive regarding capital adequacy of any such governmental authority, central bank or comparable agency, and which in either events has the force of law and first becomes effective after the Closing Date, has or will have the effect of reducing the rate of return on the capital of such Bank or any corporation controlling such Bank as a consequence of, or with reference to, such Bank's Revolving Loans or Revolving Loan Commitment or any other Obligations hereunder to a level below that which such Bank or such controlling corporation would have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance, taking into consideration the policies of such Bank or such controlling corporation with regard to capital adequacy, then from time to time, within ten (10) Business Days after demand by such Bank furnished to the Borrower with a copy to the Agent, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling corporation on an after-tax basis for such reduction as and when incurred; provided, such Bank shall have the right to seek such additional compensation from the Borrower only if such Bank is generally seeking to recover such additional compensation of the type contemplated in this Section 2.8C from its other borrowers similarly situated. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.8C, will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts to the Banks under this Section 2.8C.

                  2.9 Bank's Obligation to Mitigate. Each Bank agrees that, as promptly as practicable after the Bank becomes aware of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 2.6, 2.7H or 2.8 hereof, such Bank will, to the extent not inconsistent with such Bank's internal policies, use reasonable efforts (i) to make, fund or maintain the Revolving Loan Commitment of such Bank or the Affected Loans of such Bank through another lending office of such Bank, or (ii) take such other reasonable measures if as a result thereof the circumstances which would cause such Bank to be an Affected Bank would cease to exist or the additional amounts which would otherwise be required to be paid to such Bank pursuant to Sections 2.6, 2.7H or 2.8 hereof would be materially reduced and if, as determined by such Bank in its sole discretion, the making, funding or maintaining of such Revolving Loan Commitment or Revolving Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect the Revolving Loan Commitment or the Revolving Loans of such Bank or the other interests of such Bank;

provided, such Bank will not be obligated to utilize such other lending office pursuant to this Section 2.9 unless the Borrower agrees to pay all expenses incurred by such Bank in utilizing such other lending office. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this
Section 2.9, which shall set forth in reasonable detail the basis for requesting such amount, submitted by such Bank to the Borrower shall be conclusive and binding upon the Borrower absent manifest or demonstrable error on the part of such Bank.

                                    SECTION 3
                              CONDITIONS PRECEDENT

         3. Closing Conditions. The obligation of each Bank to make Revolving Loans and the obligation of PNC to issue Letters of Credit, in each case pursuant to this Loan Agreement, is subject to the satisfaction of all of the following conditions:

            3.1 Initial Closing Conditions. The obligation of the Banks to make the initial Revolving Loans to the Borrower and the conversion of the Existing Letters of Credit to Letters of Credit under this Loan Agreement are subject to the condition that, in addition to the satisfaction of the conditions precedent specified in Section 3.2 hereof as of the Closing Date, the Agent shall have received on behalf of the Banks the following from the Borrower, dated the Closing Date or such other date as shall be acceptable to the Banks:

                 A. Loan Agreement. This Loan Agreement, duly executed and delivered by the Borrower.

                 B. Notes. The Notes, duly executed and delivered by the Borrower.

                 C. Guaranty Agreements. The Guaranty Agreements, duly and respectively executed and delivered by the Wholly-Owned Subsidiaries of the Borrower.

                 D. Pledge Agreement. The Pledge Agreement, duly executed and delivered by the Borrower.

                 E. Opinion of Counsel. A written opinion of counsel on behalf of the Borrower and its Wholly-Owned Subsidiaries, in form and substance satisfactory to the Banks, and substantially in the form of Exhibit H attached hereto and made a part hereof.

                 F. Corporate Documents. A copy of the Charter or Articles of Incorporation of the Borrower and each Subsidiary of the Borrower, certified to be true, accurate and complete by the Secretary of State of the jurisdiction of incorporation of the Borrower and each Subsidiary of the Borrower, together with a copy of the By-Laws of the Borrower and each Subsidiary of the Borrower, certified to be true, accurate and complete by its Secretary.

                 G. Resolutions of the Borrower. Resolutions of the Board of Directors of the Borrower, authorizing the Borrower to execute and deliver, and to consummate the transactions contemplated by, this Loan Agreement and the other Loan Documents to which the Borrower is a party, in form and substance satisfactory to the Banks, and certified to be true, accurate and complete by the Secretary of the Borrower.

                  H. Resolutions of Each Wholly-Owned Subsidiary. Resolutions of the Board of Directors of each Wholly-Owned Subsidiary of the Borrower, authorizing such Wholly-Owned Subsidiary to execute and deliver, and to consummate the transactions contemplated by, the Guaranty Agreement to which it is a party, in form and substance satisfactory to the Banks, and certified to be true, accurate and complete by the Secretary of such Wholly-Owned Subsidiary of the Borrower.

                  I. Certificate of Incumbency. A Certificate of Incumbency signed by the Secretary of the Borrower and each Wholly-Owned Subsidiary of the Borrower, certifying the names and the true signatures of the officers of the Borrower and each Wholly-Owned Subsidiary authorized to execute and deliver the applicable Loan Documents on behalf of the Borrower and such Wholly-Owned Subsidiary.

                  J. Officers' Certificate. A Certificate of the President and Chief Financial Officer of the Borrower, certifying the accuracy of the representations and warranties of the Borrower set forth in this Loan Agreement of the date hereof.

                  K. Certificate of Existence. A Certificate of Existence on behalf of the Borrower from the Secretary of State of Tennessee.

                  L. Fees. The payment to the Banks, as applicable, of the fees payable on the Closing Date pursuant to Sections 2.3 and 2.7 hereof.

                  M. Hazard and Liability Insurance. Certificates of insurance evidencing hazard and liability insurance coverage satisfactory to the Banks with respect to the Borrower.

                  N. Payment in Full of the Tender Offer Facility. The Borrower shall have delivered written evidence satisfactory to the Banks that the Borrower has paid in full the entire unpaid principal of and all accrued interest on the Tender Offer Facility to PNC together with all other amounts known to the Borrower to be due and owing under the Tender Offer Facility Loan Agreement.

                  O. Other Documents. Such other documents, agreements and Documents as the Banks may reasonably request.

                  3.2 Conditions to All Revolving Loans and Letters of Credit. The obligation of the Banks to make each Revolving Loan on each Funding Date and the obligation of PNC to issue or extend the stated expiration date of each Letter of Credit is subject to the following additional conditions precedent:

                      A. The Agent shall have received with respect to each Revolving Loan, in accordance with the provisions of Section 2.1B of this Loan Agreement, an originally executed Borrowing Certificate, in each case signed by an Authorized Officer of the Borrower.

                      B. PNC shall have received with respect to each Letter of Credit, in accordance with the provisions of Section 2.7B of this Loan Agreement, an originally executed Borrowing Certificate and an Application and Agreement For Letter of Credit relating to such Letter of Credit, in each case signed by an Authorized officer of the Borrower.

                      C. As of the Funding Date of the Revolving Loan or the date of issuance or extension of the stated expiration date of the Letter of
Credit:

                         (i) The representations and warranties contained herein
shall be true and correct in all material respects on and as of that date to the same extent as though made on and as of that date;

                         (ii) No event shall have occurred and be continuing or
would result from the funding of the Revolving Loan contemplated by such Borrowing Certificate or the issuance or extension of the stated expiration date of such Letter of Credit contemplated by such Application and Agreement For Letter of Credit that would constitute an Event of Default;

                        (iii) The Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Loan Agreement and the other Loan Documents provide shall be performed by it on or before such date;

                        (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Bank from making that Revolving Loan or PNC from issuing or extending the stated expiration date of that Letter of Credit;

                         (v) There shall not be pending or, to the knowledge of
the Borrower threatened, any action, suit, proceeding or arbitration or, to the knowledge of the Borrower, any governmental investigation pending or threatened, against or affecting the Borrower or any property of the Borrower, which has not been disclosed by the Borrower pursuant to Sections 5.3 and 5.6 hereof prior to the making of the last preceding Revolving Loans (or, in the case of the initial Revolving Loans made hereunder, prior to the execution of this Loan Agreement) or the issuance of the most recent Letter of Credit (or, in the case of the initial Letter of Credit, prior to the execution of this Loan Agreement) or the most recent extension of the stated expiration date of any Letter of Credit and there shall not have occurred any development in any such action, suit, proceeding, governmental investigation or arbitration previously disclosed to the Agent and the Banks, which, in either event, in the opinion of the Requisite Banks, could reasonably be expected to have a Material Adverse Effect. No injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of this Loan Agreement or the making of the Revolving Loans or the issuing or extension of the respective stated expiration dates of the Letters of Credit hereunder; and

                        (vi) The Borrowing Certificate delivered by the
Borrower shall confirm that the ratio of the Borrower's Consolidated Total Indebtedness, including the Total Utilization of Revolving Loan Commitments, after taking into account the particular Revolving Loan or Letter of Credit in the calculation thereof, at the most recent Fiscal Quarter end to the Borrower's Consolidated Theater Level Cash Flow for the four-Fiscal Quarter period ended as of such Fiscal Quarter end, does not exceed the ratio set forth in Section 6.10 hereof.


                                    SECTION 4
                         REPRESENTATIONS AND WARRANTIES

         4. Representations and Warranties. The Borrower represents and warrants to the Banks as follows, which representations and warranties shall be deemed to be continuing representations and warranties until the Notes have been paid in full to the Banks and the Revolving Loan Commitments have expired or have terminated, and shall survive the execution and delivery of this Loan Agreement:

                  4.1 Organization, Power and Authority of the Borrower and Each Subsidiary. The Borrower and each Subsidiary of the Borrower is a corporation duly organized, validly existing and in good standing under the law of its state of incorporation, and the Borrower and each Subsidiary has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to execute, deliver and enter into the Loan Documents to which it is a party and to perform all of its obligations thereunder. The Borrower has delivered to the Agent a true and complete copy of the Charter or Articles of Incorporation and Bylaws of the Borrower and each Wholly-Owned Subsidiary of the Borrower as in effect on the date hereof.

                  4.2 Subsidiaries. A true and complete list of all Subsidiaries of the Borrower is set forth on Schedule 4.2 attached hereto and made a part hereof, and all such Subsidiaries constitute Wholly-Owned Subsidiaries of the Borrower.

                  4.3 Qualification. The Borrower and each Wholly-Owned Subsidiary of the Borrower is duly qualified to transact business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the activities conducted or proposed to be conducted by it makes such qualification necessary.

                  4.4 Use of Proceeds. The Borrower's uses of the Revolving Loans will at all times be legal and proper corporate uses duly authorized by the Board of Directors of the Borrower, and such uses are consistent with all applicable laws and statutes as in effect as of the date hereof.

                  4.5 Intellectual Property. The Borrower and each Subsidiary of the Borrower owns or possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade names, franchises, consents, authorizations and service marks and rights with respect to the foregoing necessary for the conduct of its business as presently conducted and as proposed to be conducted without any known conflict with the rights of others.

                  4.6 Contracts; Labor Disputes. Neither the Borrower nor any Subsidiary of the Borrower is a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, decree or order, materially adversely affecting its business, property, assets, operations or financial condition, and neither the Borrower nor any Subsidiary of the Borrower is a party to any labor dispute or other grievance procedure that could have a Material Adverse Effect on the Borrower. There are no strikes or walkouts relating to any labor contracts binding upon the Borrower or any Subsidiary of the Borrower.

                  4.7 Accuracy of Financial Reports. The audited financial statements of the Borrower for its 1996 Fiscal Year and the interim unaudited financial statements of the Borrower as at and for the period ended July 3, 1997, in each case which have been delivered to the Banks, have been prepared in accordance with GAAP and fairly and accurately present the financial condition of the Borrower as of the dates and for the periods ended reflected in such financial statements; provided, such interim financial statements shall be without footnotes and shall be subject to normal year-end adjustments. There have been no material adverse changes in the financial condition of the Borrower subsequent to the periods ended reflected in such financial statements. The most recent projections prepared by the Borrower and delivered to the Banks reflect the Borrower's good faith and reasonable estimates of the results of its operations for the periods reflected in such projections.

                  4.8 Disclosure. Neither this Loan Agreement nor any other Loan Instrument furnished to the Banks by or on behalf of the Borrower and the Wholly-Owned Subsidiaries of the Borrower in connection with the transactions contemplated hereby taken as a whole contains any statement of any material fact which is untrue or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Borrower, other than as disclosed in the reports filed by the Borrower with the Securities and Exchange Commission or is otherwise disclosed by the Borrower in writing to the Agent, which materially adversely affects or in the future will to the extent reasonably foreseeable by the Borrower materially adversely affect the business, operations, affairs or financial condition of the Borrower or any of its properties which has not been set forth in this Loan Agreement or in the other Loan Documents furnished to the Banks by or on behalf of the Borrower in connection with the transactions contemplated hereby. The Borrower and each Wholly-Owned Subsidiary of the Borrower is currently solvent, and neither the issuance and delivery of the Notes and the Guaranty Agreements to the Banks, nor the performance of the transactions contemplated hereunder, will render the Borrower or any Wholly-Owned Subsidiary of the Borrower insolvent, inadequately capitalized to undertake the transactions contemplated hereunder or to undertake the business in which it is presently engaged or about to engage or render it unable to pay its debts as they become due. Neither the Borrower nor any Wholly-Owned Subsidiary of the Borrower is contemplating either the filing of a petition by it or the commencement of a case by it under the Bankruptcy Code or any state insolvency laws or the liquidation of all or a major portion of its property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition or commencement of any such case against the Borrower or any Wholly-Owned Subsidiary of the Borrower.

                  4.9 Tax Returns and Payments. The Borrower has filed all tax returns required by law to be filed by the Borrower and its Wholly-Owned Subsidiaries and has paid all taxes, assessments and other governmental charges levied upon their respective properties, assets, income and franchises, other than those not yet delinquent and those, not substantial in aggregate amount, being or about to be contested by the Borrower as provided in Section 5.2 hereof. The charges, accruals and reserves on the books of the Borrower in respect of its taxes are adequate in the opinion of the Borrower. The Borrower knows of no unpaid assessment for additional taxes on the part of the Borrower or any of its Wholly-Owned Subsidiaries.

                  4.10 Indebtedness. etc. As of the date of this Loan Agreement, and without regard to the transactions contemplated hereunder, the Borrower and its Wholly-Owned Subsidiaries have no outstanding Indebtedness other than the Indebtedness identified on Schedule 4.10 attached hereto and made a part hereof.

                  4.11 Title to Properties; Liens. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of its properties and assets and none of such properties or assets is or will be, as of the Closing Date, subject to any Lien other than Permitted Liens.

                  4.12 Operating Leases. The Borrower and each Subsidiary of the Borrower enjoys quiet possession under all Operating Leases to which it is a party as lessee, and all of such Operating Leases are to the best knowledge of the Borrower, after due inquiry, validly existing and in full force and effect, and, to the best knowledge of the Borrower, after due inquiry, neither the lessor nor the Borrower or any Subsidiary of the Borrower as lessee is in default under any of such Operating Leases. None of such Operating Leases contains any provision restricting the incurrence of Indebtedness by the lessee or any unusual or burdensome provision materially adversely affecting the current and proposed operations of the Borrower or any Subsidiary of the Borrower.

                  4.13 Litigation, etc. There is no action, proceeding or investigation pending or, to the best knowledge of the Borrower,



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threatened (or any basis therefor known to the Borrower) which questions the validity of this Loan Agreement, the Notes, the Guaranty Agreements or the other Loan Documents or any action taken or to be taken pursuant hereto or thereto or which if determined adversely to the Borrower or any Subsidiary of the Borrower would in the Borrower's reasonable judgment result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or financial condition of the Borrower or in any of its properties or assets determined on a consolidated basis or in any material liability on the part of the Borrower or any Subsidiary of the Borrower.

                  4.14 Authorization and Compliance with Loan Documents by the Borrower. The execution, delivery and performance of this Loan Agreement, the Notes and the other Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate action on the part of the Borrower, are enforceable against the Borrower in accordance with their respective terms, will not result in any violation of or be in conflict with or constitute a default under the Charter or By-Laws of the Borrower or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower, or result in the creation of any Lien upon any of the properties or assets of the Borrower. The Borrower is not in material violation of its Charter or By-Laws or any agreement or instrument to which it is a party, or, to the Borrower's best knowledge, any judgment, decree, order, statute, rule or governmental regulation applicable to the Borrower. Without limiting the generality of the foregoing, to the best knowledge of the Borrower, the Borrower is in compliance in all material respects with all federal and state laws and all rules, regulations and administrative orders of all state and local commissions or authorities which are applicable to the Borrower or to the operation of its business.

                  4.15 Authorization and Compliance With Guaranty Agreements by the Wholly-Owned Subsidiaries. The execution, delivery and performance of the Guaranty Agreements by the Wholly-Owned Subsidiaries of the Borrower have been duly authorized by all necessary corporate action on the part of each Wholly-Owned Subsidiary of the Borrower, will not result in any violation of or be in conflict with or constitute a default under the Charter or Articles of Incorporation or By-Laws of any such Wholly-Owned Subsidiary or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Wholly-Owned Subsidiary, or result in the creation of any Lien upon any of the properties or assets of any such Wholly-Owned Subsidiary. None of the Wholly-Owned Subsidiaries of the Borrower is in material violation of its Charter or Articles of Incorporation or By-Laws or any agreement or instrument to which it is a party, or, to the



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Borrower's best knowledge, any judgment, decree, order, statute, rule or governmental regulation applicable to such Wholly-Owned Subsidiary. Without limiting the generality of the foregoing, to the best knowledge of the Borrower, each Wholly-Owned Subsidiary of the Borrower is in compliance in all material respects with all federal and state laws and all rules, regulations and administrative orders of all state and local commissions or authorities which are applicable to the such Wholly-Owned Subsidiary or to the operation of its business. The Guaranty Agreements are enforceable against the Wholly-Owned Subsidiaries of the Borrower in accordance with their terms.

                  4.16 Governmental Consents. To the best knowledge of the Borrower, (a) the Borrower is not required to obtain any order, consent, approval or authorization of, and is not required to make any declaration or filing with, any governmental authority in connection with the execution and delivery of this Loan Agreement or the negotiation, offer, issue, sale and delivery of the Notes to the Banks, or in connection with the execution, delivery and performance of the other Loan Documents to which it is a party, and
(b) none of the Wholly-Owned Subsidiaries of the Borrower is required to obtain any order, consent, approval or authorization of, and is not required to make any declaration or filing with, any governmental authority in connection with the execution and delivery of the Guaranty Agreement to which it is a party.

                  4.17 Investment Company Act Status. Neither the Borrower nor any Wholly-Owned Subsidiary is an "investment company", as such term is defined in the Investment Company Act of 1940, as amended.

                  4.18 Regulation G, etc. Neither the Borrower nor any Subsidiary of the Borrower owns, or has any present intention of acquiring, any Margin Stock. None of the Revolving Loans will be used, directly or indirectly, by the Borrower for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of Regulation G or Regulation U of the Board of Governors of the Federal Reserve System, or cause this Loan Agreement to violate Regulation G, Regulation U, Regulation T, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934.

                  4.19 Holding Company Act. Neither the Borrower nor any Subsidiary of the Borrower is a "Holding Company" or a "Subsidiary Company" of a "Holding Company", or an "Affiliate" of a "Holding Company" or of a "Subsidiary Company" of a "Holding Company", as



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



such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  4.20 ERISA. The Borrower has not incurred, directly or indirectly (a) any material accumulated funding deficiency within the meaning of ERISA, or (b) any material liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee benefit plan established or maintained by the Borrower, nor has the Borrower had any tax assessed against it by the Internal Revenue Service for any alleged violation under Section 4975 of the Internal Revenue Code. To the Borrower's knowledge, no prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code has occurred with respect to any employee benefit plan established or maintained by the Borrower.

                  4.21 Hazardous Materials. The Borrower and each Subsidiary of the Borrower is in compliance in all material respects with all Environmental Laws applicable to the Borrower and its Wholly-Owned Subsidiaries.

                  4.22 Cobb Senior Notes. The Borrower has purchased and irrevocably canceled all but One Hundred Seventy Thousand Dollars ($170,000.00) in principal amount of those certain 105/8 Senior Secured Notes due 2003 in the original principal amount of Eighty-Five Million Dollars ($85,000,000.00) issued by Cobb Theatres, L.L.C. and Cobb Finance Corp. pursuant to an indenture to which Cobb Theatres, L.L.C., Cobb Finance Corp., R. C. Cobb, Inc. and Cobb Theatres II, Inc. are partners, and which Senior Secured Notes were assumed by the Borrower.

                  4.23 Ownership. As of the Closing Date, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 4.23 attached hereto. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 4.23. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments, or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 4.23.


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                                    SECTION 5
                              AFFIRMATIVE COVENANTS

         5. Affirmative Covenants. The Borrower hereby covenants and agrees that until the Notes have been respectively paid in full to the Banks and the Revolving Loan Commitments have expired or have terminated, the Borrower will perform and observe all of the following provisions:

                  5.1 Maintenance of Properties. The Borrower will, insofar as it is not prevented by causes beyond its control, maintain or cause to be maintained in good repair, working order and condition all properties used or useful in the business of the Borrower. The Borrower will from time to time, insofar as it is not prevented by causes beyond its control, make or cause to be made all appropriate repairs, renewals and replacements to all of the properties of the Borrower.

                  5.2  Monetary Obligations.

                       (a) The Borrower will pay and discharge or cause to be paid and discharged promptly when due and payable all taxes, assessments and other governmental charges levied upon it or its income or upon any of its properties or assets or in respect of its franchises, business, income or profits, or upon any part thereof, as well as all lawful claims of any kind including, without limitation, claims for labor, materials and supplies, which, if unpaid, might by law become a lien or a charge upon its property before any of the same become delinquent; provided, however, the Borrower shall not be obligated to pay any such tax, assessment or charge if the Borrower is contesting the amount or validity of, or its liability for, any such taxes, assessments or charges in good faith and by appropriate proceedings promptly initiated and diligently conducted by the Borrower and if the Borrower shall have established such reserve or other appropriate provision, if any, as shall be required by GAAP in respect thereof. The Borrower will satisfy or cause to be satisfied the minimum annual funding standard within the meaning of ERISA for any employee benefit plan established or maintained by the Borrower which is subject to ERISA, and the Borrower will not permit any tax or penalty to be incurred by it as a result of any failure to satisfy any such minimum funding requirement or as a result of any violation of the provisions of Section 4975 of the Internal Revenue Code or of any regulation issued thereunder.

                           (b) The Borrower will pay in full all its other
debts, obligations and liabilities allowed hereunder before the same become delinquent, unless the same are being contested in good faith by the Borrower, the Borrower has established adequate



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reserves for the payment of the same in accordance with GAAP, and the contesting thereof does not involve the risk of forfeiture or loss of any of the Borrower's assets.

                  5.3 Financial Statements and Other Reports. The Borrower will furnish to the Agent on behalf of the Banks:

                      (a) A Borrowing Certificate duly completed by the Borrower and certified to be true, accurate and complete by an Authorized Officer of the Borrower on each date specified in Sections 2.1B and 2.7B hereof;

                      (b) As soon as reasonably possible, and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, the audited balance sheet of the Borrower as at the end of such Fiscal Year, and the related audited statements of income and cash flows of the Borrower for such Fiscal Year, setting forth in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by the opinion thereon of independent public accountants selected by the Borrower and reasonably satisfactory to the Requisite Banks, which opinion shall be in a form generally recognized as unqualified and shall state that such financial statements have been prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with that of the preceding Fiscal Year (except for such changes, if any, as shall be specified and approved by such accountants in such opinion) and that the audit by such accountants in connection with such financial statements has been made in accordance with GAAP relating to auditing;

                      (c) As soon as reasonably possible, and in any event within forty-five (45) days after the end of each Fiscal Quarter in each Fiscal Year of the Borrower, an unaudited balance sheet of the Borrower as at the end of such Fiscal Quarter, and related unaudited statements of income and cash flows of the Borrower for such Fiscal Quarter, all in reasonable detail, prepared on a consolidated basis in accordance with GAAP consistently applied and certified to be true, accurate and complete by the Chief Financial Officer of the Borrower; provided, such interim financial statements shall be without footnotes and shall be subject to normal year-end adjustments;

                      (d) Prior to the commencement of each Fiscal Year of the Borrower, a budget prepared by the Borrower in respect of such Fiscal Year, divided into Fiscal Quarters, including a projected balance sheet, income statement and cash flow statement;

                      (e) Concurrently with the delivery to the Banks of the interim financial statements referred to in subsection (c)



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



above, a summary of the operations of all Theaters then owned, operated or controlled by the Borrower, all in reasonable detail and certified to be true, accurate and complete by the Chief Financial officer of the Borrower;

                      (f) Together with each delivery of financial statements pursuant to subdivisions (a), (b) and (c) above, a Compliance Certificate duly executed by the Chief Executive Officer or Chief Financial Officer of the Borrower (i) stating that the Chief Financial Officer of the Borrower has reviewed the relevant terms of this Loan Agreement and has no knowledge of any event or condition which constitutes a default under this Loan Agreement or an Event of Default hereunder, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto, and (ii) demonstrating in reasonable detail compliance at the end of such accounting period with certain of the covenants of the Borrower set forth in this Loan Agreement including, without limitation, the financial covenants set forth in Sections 6.10 through 6.12 of this Loan Agreement. The Borrower shall include with each Compliance Certificate, with respect to the financial covenants set forth in Sections 6.10 through 6.12 hereof, appropriate work papers demonstrating the Borrower's method of calculating the various financial information included in the Compliance Certificate;

                      (g) Forthwith upon any principal officer of the Borrower obtaining knowledge of, or receiving notice of any claim of or action taken with respect to, any condition or event which constitutes a default under this Loan Agreement or an Event of Default hereunder, including, without limitation, knowledge that any claim by any creditor has been made that there exists, or that any action has been taken by any creditor with respect to, any default as set forth in Section 7(i) hereof, an Officer's Certificate specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto;

                      (h) Promptly upon receipt thereof, copies of any reports submitted to the Borrower by its independent certified public accountants in connection with the examination of the financial statements of the Borrower made by such accountants;

                      (i) Promptly upon the filing thereof with The Securities and Exchange Commission, copies of all reports hereafter filed by the Borrower with The Securities and Exchange Commission; and



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                      (j) With reasonable promptness, such other information and data with respect to the Borrower as from time to time may be reasonably requested by the Requisite Banks.

         The Banks shall keep confidential all of the financial statements and other information furnished to the Banks pursuant to this Loan Agreement, except each Bank shall have the right to furnish copies of such financial statements and other information furnished to each Bank (A) to any proposed assignee of such Bank pursuant to Section 10 hereof, subject to such assignee executing a confidentiality Agreement as required under Section 10 hereof, (B) to governmental agencies having jurisdiction over such Bank and which request copies of such financial statements and/or other information, (C) if required to under applicable rules of civil procedure to any appropriate Person in any litigation involving or affecting such Bank, provided, such Bank shall seek an appropriate protective order in such litigation preserving the confidentiality of any nonpublic information furnished to such Bank, and (D) to any appropriate Person in connection with the enforcement by such Bank of its rights under this Loan Agreement and the Note issued to such Bank.

               5.4  Financial Records, Inspection.

                    A. The Borrower will maintain a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books all such proper reserves as shall be required by GAAP.

                    B. The Borrower will permit the Banks and their authorized representatives to inspect any of the properties of the Borrower, including its books of account and to make copies thereof and to take extracts therefrom, and to discuss its affairs, finances and accounts with its officers and with its independent accountants, all at such reasonable times and as often as may be reasonably requested by the Requisite Banks. Such inspection shall be for the information and benefit of the Banks and, unless otherwise publicly available, any information obtained thereby or otherwise pursuant thereto shall not be divulged to others except in connection with the enforcement of the rights of the Banks upon the occurrence of an Event of Default hereunder or in connection with any disposition of any Bank's Note and except as may be required by law or by any governmental authority having jurisdiction over any Bank.

               5.5 Permits, Certificates, Leases, Licenses, Etc. The Borrower will obtain, maintain and comply at all times with all permits, certificates, licenses, approvals, authorizations, leases and other instruments necessary or appropriate for the conduct of



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its business as presently conducted or as contemplated to be conducted in the future.

               5.6 Notice. The Borrower will notify the Banks in writing, within no more than three (3) Business Days and without the benefit of any grace period afforded in any provision of this Loan Agreement, the Notes or any other Loan Document after the Borrower learns of any of the following: (i) the existence or occurrence of any default under this Loan Agreement and/or any of the other Loan Documents, (ii) that any representation or warranty made herein or in the other Loan Documents shall, for any reason, not be or shall cease in any material respect to be true and complete and not misleading, (iii) the institution of, or adverse determination in, any arbitration proceeding, including, without limitation, an audit or examination by the Internal Revenue Service, involving the Borrower and describing the nature thereof, what happened with respect thereto and what steps are being taken by the Borrower with respect thereto, or
(iv) the institution of, or adverse determination in, any litigation involving a claim against the Borrower in excess of the sum of Three Hundred Thousand Dollars ($300,000.00), describing the nature thereof, what happened with respect thereto, and what steps are being taken by the Borrower with respect thereto.

                  5.7 Further Assurances. The Borrower will from time to time hereafter execute and deliver, or will cause to be executed and delivered, such additional instruments, certificates or documents, will pay all filing fees and taxes in connection therewith and will take all such further actions as the Banks may reasonably request for the purposes of implementing or effectuating the provisions of this Loan Agreement and/or the other Loan Documents. Upon the exercise by the Agent of any power, right, privilege or remedy pursuant to the Loan Documents which requires any consent, approval, registration, qualification or authorization of any Person, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Agent requires in order to obtain any such consent, approval, registration, qualification or authorization.

                  5.8 Payment of Obligations. The Borrower will pay the Notes and all other Obligations to the Agent on behalf of the Banks timely in accordance with their respective terms in legal tender of the United States of America. All payments on the Notes and all other Obligations shall be made to the Agent in "good and collected funds" at the principal office of the Agent as set forth in the Notes, not later than 11:00 A.M., Louisville, Kentucky time, on the date due; funds received by the Agent after that hour shall be deemed to have been received on the next following Business Day.



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                  5.9 Preservation of Existence, Leases, etc. The Borrower will at all times preserve and keep in full force and effect its corporate existence, rights, patents, trademarks, service marks, trade names, copyrights, licenses, consents and authorizations and Operating Leases and capital leases to which the Borrower is a party, other than any changes to any of the same effected by the Borrower in the ordinary course of business, and the Borrower shall comply with all applicable laws and regulations of the United States of America and of any state or municipality or other political subdivision thereof.

                  5.10 Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers licensed to do business in the State of Tennessee and in all other jurisdictions wherein the Borrower transacts business, (a) casualty insurance with respect to the Borrower's properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or a similar business and similarly situated, in such types and amounts as are customarily carried under similar circumstances by such other corporations, and (b) comprehensive general liability insurance as is customarily carried by corporations of established reputation engaged in the same or a similar business and similarly situated, in such types and amounts as are customarily carried under similar circumstances by such other corporations.

                  5.11 Environmental Matters. The Borrower will cause any Hazardous Material now or hereafter brought upon, kept or used in, about or in connection with any real property now or hereafter owned or leased by the Borrower to be administered in complete compliance with all applicable Environmental Laws. If the Borrower breaches the provisions of this Section 5.11, or if the presence of Hazardous Material in or about any real property now or hereafter owned or leased by the Borrower results in the contamination thereof, or if contamination of any real property now or hereafter owned or leased by the Borrower by any Hazardous Material otherwise occurs for which the Banks are or may become legally liable, then, in addition to other remedies available to the Banks, the Borrower will indemnify, defend and hold the Banks and the Agent and their respective Affiliates harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, expenses, including, without limitation, reasonable attorneys' fees, or losses which the Banks and/or the Agent may incur by virtue of such contamination. The Borrower's indemnification obligations hereunder include, without limitation, costs incurred by the Banks and/or the Agent in connection with any investigation of site conditions or any clean up, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in or about any real property now or



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hereafter owned or leased by the Borrower. The Borrower will, in addition, at its own expense, otherwise comply in all material respects with all Environmental Laws applicable to all real property now or hereafter owned or leased by the Borrower. The Borrower further agrees (a) to provide the Banks and the Agent with copies of any communications between the Borrower and any governmental agencies or authorities relative to any material contamination by Hazardous Material of any real property now or hereafter owned or leased by the Borrower, and (b) to grant to the Banks and the Agent the right, but not the obligation, to participate in any proceeding with any enforcement agency relative to any Hazardous Material on or affecting any real property now or hereafter owned or leased by the Borrower. The indemnification obligations of the Borrower under this Section 5.11 shall survive the payment of the Notes and the other Obligations to the Banks.

                  5.12 Future Wholly-Owned Subsidiaries. The Borrower will cause any Wholly-Owned Subsidiary hereafter created or acquired by the Borrower or any of its Wholly-Owned Subsidiaries to execute and deliver a Guaranty Agreement substantially in the form of Exhibit B attached hereto and made a part hereof in favor of the Agent for the account of the Banks contemporaneously with the date of creation or acquisition of such Wholly-Owned Subsidiary by the Borrower or any of its Wholly-Owned Subsidiaries. The Borrower will in addition pledge to the Agent for the account of the Banks, or will cause its Wholly-Owned Subsidiaries to pledge to the Agent for the account of the Banks, all Equity Interests of all Subsidiaries now or hereafter created or acquired by the Borrower or any Wholly-Owned Subsidiary, in each case pursuant to a Supplemental Pledge Agreement duly executed by the Borrower or such Wholly-Owned Subsidiary of the Borrower.

                  5.13 Year 2000 Compatibility. The Borrower shall take all actions reasonably necessary to assure that the Borrower's computer based systems are able to operate and effectively process data which includes dates on and after January 1, 2000. At the request of the Agent, the Borrower shall provide reasonable assurances satisfactory to the Agent of the Borrower's Year 2000 compatibility.

                  5.14 Payment in Full of the Reducing Revolver Credit Facility. The Borrower shall use the proceeds of the initial Revolving Loans made to the Borrower pursuant to this Loan Agreement to pay in full the entire unpaid principal of and all accrued interest in the Reducing Revolver Credit Facility together with all amounts known to the Borrower to be due and owing under the Reducing Revolving Loan Agreement.



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                  5.15 Compliance with Covenants by the Wholly-Owned
Subsidiaries of the Borrower. The Borrower will to the extent applicable cause each Subsidiary of the Borrower to comply with all of the affirmative and negative covenants now or hereafter binding upon the Borrower pursuant to this Loan Agreement.

                                    SECTION 6
                               NEGATIVE COVENANTS

         6. Negative Covenants. The Borrower hereby covenants and agrees that until the Notes have been respectively paid in full to the Banks and the Revolving Loan Commitments have expired or have terminated, the Borrower will perform and observe all of the following provisions:

                  6.1 Mergers, Dissolutions and Other Extraordinary Events. The Borrower will not:

                      (a) Be or become a party to any consolidation, reorganization, including, without limitation, the types referred to in Section 368 of the Internal Revenue Code of 1986, as amended, merger or recapitalization, other than a Permitted Business Combination;

                      (b) Sell, lease, assign, transfer or dispose of ten percent (10%) or more of the fair market value of its properties or assets in any period of twelve (12) consecutive months, other than if such assets or properties are replaced by assets or properties of comparable utility to the Borrower within one hundred eighty (180) days after the date of the sale, lease, assignment, transfer or disposition of such assets; or

                      (c) Purchase or otherwise acquire or become obligated for the purchase of all or a substantial part of the assets or business interests of any Person, or any shares of stock of any Person, other than a Permitted Business Combination; or

                      (d) Make, acquire or hold any Investment in any Minority-Owned Affiliate.

                  6.2 Indebtedness. The Borrower will not, directly or indirectly, create, incur, assume, guarantee, agree to purchase or repurchase or provide funds in respect of, or otherwise become liable with respect to any Indebtedness other than

                       (a) the Notes;

                       (b) the Senior Subordinated Notes;



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                           (c) Indebtedness of the Borrower and its Subsidiaries
(other than Indebtedness described under any clause of this Section 6.2) outstanding on the Closing Date after giving effect to the application of the proceeds of the initial Revolving Loans made hereunder and the Senior Subordinated Notes;

                           (d) trade payables and other current liabilities,
other than for borrowed money, incurred in the ordinary course of its business and in accordance with customary trade practices;

                           (e) Indebtedness of the Borrower or any of its
Subsidiaries consisting of Interest Rate Protection Agreements that are entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and that are designed to protect the Borrower or its Subsidiaries against fluctuations in interest rates with respect to Indebtedness permitted to be incurred by the Borrower and its Subsidiaries under this Section 6.2 and that have a notional amount no greater than the payment due with respect to the Indebtedness hedged thereby;

                           (f) Indebtedness owed by the Borrower to any
Wholly-Owned Subsidiary of the Borrower or Indebtedness owed by a Subsidiary of the Borrower to the Borrower or any Wholly-Owned Subsidiary of the Borrower;

                           (g) Indebtedness which is exchanged for or the
proceeds of which are used to refinance or refund, or any extension or renewal of, outstanding indebtedness incurred pursuant to clause (c) of this Section 6.2 (each of the foregoing, a "refinancing") in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Borrower as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Borrower or its Subsidiaries incurred in connection with such refinancing;

                           (h) Indebtedness of any Subsidiary of the Borrower
incurred in connection with the guarantee of Indebtedness of the Borrower;

                           (i) Indebtedness relating to Currency Hedging
Obligations entered into solely to protect the Borrower or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

                           (j) Capital Lease Obligations of the Borrower and
its Subsidiaries;



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                           (k) Indebtedness of the Borrower or any of its
Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

                           (l) Indebtedness represented by property, liability
and workers' compensation insurance (which may be in the form of letters of credit);

                           (m) Acquired Debt, provided that the Borrower will
not be in default under any of the financial covenants set forth in this Loan Agreement as a result of the incurrence of such Acquired Debt.

                  6.3 Use of Assets. The Borrower will not use, or cause or permit the use of, any of its assets in any manner prohibited by law, governmental regulations or applicable insurance policies.

                  6.4 Liens. The Borrower will not, without the prior written consent of the Banks, directly or indirectly create, incur, assume or permit to continue in existence any Lien on, or pledge or deposit of, or conditional sale or other title retention agreement with respect to, any property or asset now owned or hereafter acquired by the Borrower, other than Permitted Liens.

                  6.5 Restricted Payments. The Borrower will not make any Restricted Payments.

                  6.6 Nature of Business. The Borrower will not engage in any business other than the ownership and operation of Theaters and all businesses incidental thereto, including, without limitation, film distribution.

                  6.7 Limitation on Restrictions. The Borrower shall not enter into, or suffer to exist, any agreement (other than the Loan Documents) which prohibits or limits the right or ability of the Borrower to grant or create any Lien on its assets. Further, the Borrower shall not enter into, or suffer to exist, any agreement, or permit any Subsidiary to enter into, or suffer to exist, any agreement (other than the Loan Documents) which prohibits or limits the ability of any Subsidiary to (i) pay dividends or make other distributions to or pay any Indebtedness owed to the Borrower, (ii) make loans or advances to the Borrower, or (iii) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the obligations of the Borrower under the Loan Documents.

                  6.8 Agreements and Licenses. The Borrower will not transfer, terminate, cancel, modify or amend, other than in the



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ordinary course of business, or encumber, except pursuant to the Loan Documents, or commit a default under, any Operating Lease or capital lease to which the Borrower is a party, or any license, permit, consent, approval or authorization necessary or appropriate for the conduct of the Borrower's business.

                  6.9 Leverage Ratio. The Borrower will not permit, as at each Fiscal Quarter end, as at each Funding Date and as at each Transaction Date, the ratio of (a) its Consolidated Total Indebtedness as at such Fiscal Quarter end, as at each Funding Date and as at each Transaction Date to (b) its Consolidated Theater Level Cash Flow for the four-Fiscal Quarter period ended on such Fiscal Quarter end, on such Funding Date or on such Transaction Date to exceed 3.0 to
1.0. For purposes of determining the Borrower's compliance with this section
6.09 as of each Funding Date and/or Transaction Date, the Borrower's Consolidated Total Indebtedness shall also be determined as of the particular Funding Date and/or Transaction Date, the Borrower's Consolidated Theater Level Cash Flow will be determined for the twelve full calendar months preceding the particular Funding Date and/or Transaction Date, and the Borrower will not otherwise violate the ratio set forth in this section 6.09 as of such Transaction Date or Funding Date.

                  6.10 Fixed Charge Coverage Ratio. The Borrower will not permit, as at each Fiscal Quarter end, the ratio of (a) its Consolidated EBITR for the four-Fiscal Quarter period ended on such Fiscal Quarter end, to (b) its Consolidated Fixed Charges for the four-Fiscal Quarter period ended on such Fiscal Quarter end, to be less than 1.75 to 1.0.

                  6.11 Minimum Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth as of any Fiscal Quarter end to be less than ninety percent (90%) of its Consolidated Net Worth as of the Closing Date plus
(a) for each Fiscal Quarter beginning after October 2, 1997, 50% of its Consolidated Net Income for such Fiscal Quarter, (b) 100% of the proceeds (net of underwriters' discount and other customary and usual closing costs) realized by the Borrower from the sale of any of any of its Equity Interests and/or from the conversion of any of its Indebtedness to Equity Interests of the Borrower, and (c) 100% of all additions to the Borrower's shareholders' equity resulting from the issuance by the Borrower of its Capital Stock to pay in whole or in part the purchase price of Theaters acquired by the Borrower during the Borrower's Fiscal Quarter then ended, and less (d) adjustments to the Borrower's Consolidated Net Worth resulting from extraordinary charges and expenses associated with the acquisition and/or disposition of Theaters by the Borrower, including, without limitation, any write-down of the assets of the Borrower or any



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



Subsidiary pursuant to FASB 121 including any such write-down associated with the Cobb Merger, up to an amount equal to Ten Million Dollars ($10,000,000.00) in any Fiscal Year of the Borrower not to exceed in the aggregate an amount equal to ten percent (10%) of the Borrower's Consolidated Net Worth as of such Fiscal Quarter end prior to giving effect to this subpart (d).

         Except to the express extent set forth above, no non-recurring expenses and charges hereafter incurred by the Borrower and no net losses hereafter incurred by the Borrower will reduce the amount of the minimum Consolidated Net Worth required to be maintained by the Borrower pursuant to this Section 6.11.

                  6.12 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with any Affiliate of the Borrower (other than a Wholly-Owned Subsidiary of the Borrower) unless (a) such transaction or series of transactions is on terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable arm's length transaction with a Person that is not an Affiliate of the Borrower, (b) such transaction or series of transactions is in the best interests of the Borrower, and (c) such transaction or series of transactions have been determined by a majority of disinterested members of the board of directors of the Borrower to be in compliance with clauses (a) and (b) of this Section 6.12 as evidenced by a resolution of the board of directors of the Borrower.

         Notwithstanding the foregoing limitations, the Borrower and its Subsidiaries may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Closing Date, (ii) any payment specifically excluded from the definition of Restricted Payments, (iii) any transaction or series of transactions between the Borrower and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the Capital Stock in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of Capital Stock in the Borrower), by any Affiliate of the Borrower other than a Subsidiary), and (iv) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Borrower or any of its Subsidiaries.

                  6.13 Guarantees. The Borrower will not guarantee or otherwise become liable by agreement in any respect with respect to


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



any Contingent Obligations except by endorsement of instruments or items of payment in the ordinary course of business or pursuant to any Interest Rate Agreements hereafter entered into by the Borrower in order to comply with the provisions of Section 5.11 hereof.

                  6.14 Disposition of Proceeds of Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (a) the Borrower (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as conclusively determined by a resolution of the Board of Directors of the Borrower set forth in an Officer's Certificate delivered to the Banks) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Borrower or such Subsidiary is in the form of cash; provided that for purposes of this provision, the amount of (A) any liabilities (as shown on the Borrower's or such Subsidiary's most recent balance sheet or in the notes thereto), of the Borrower or any Subsidiary (other than, in the case of an Asset Sale by the Borrower, liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, and (B) any securities or other obligations received by the Borrower or any such Subsidiary from such transferee that are immediately converted by the Borrower or such Subsidiary into cash (or as to which the Borrower or such Subsidiary has received at or prior to the consummation of the Asset Sale a commitment which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within ninety (90) days of the consummation of such Asset Sale (and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash (but shall not be deemed to be Net Cash Proceeds for purposes of the following provisions until reduced to cash). If the Net Cash Proceeds of the Asset Sale are in excess of Ten Million Dollars ($10,000,000.00), the Borrower shall use the full amount thereof to prepay outstanding Revolving Loans and to permanently reduce the Revolving Loan Commitments. With respect to all other Asset Sales the Borrower or the Subsidiary, as the case may be, shall, within 365 days after the receipt of the Net Cash Proceeds from such Asset Sale, apply such Net Cash Proceeds (i) to purchase one or more Theaters and/or a controlling interest in the Capital Stock of a Person owning one or more Theaters, (ii) to make Capital Expenditures that are used or useful in any business in which the Borrower or any of its Subsidiaries is permitted to be engaged pursuant to Section 6.6 hereof, and/or
(iii) to prepay outstanding Revolving Loans and to permanently reduce the Revolving Loan Commitments.


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



         Concurrently with any Asset Sale, the Borrower shall deliver to the Agent an Officer's Certificate setting forth the amount of the Net Cash Proceeds of such Asset Sale and the particular assets that were sold by the Borrower to generate such Net Cash Proceeds. The Borrower shall deposit all Net Cash Proceeds received from all Asset Sales in any Fiscal Year of the Borrower into a separate account maintained by the Borrower with the Agent, and the Agent shall invest all such Net Cash Proceeds in investments directed by the Borrower, until such Net Cash Proceeds are used by the Borrower for the purposes herein required. So long as no Event of Default has occurred and is continuing, the Borrower shall be entitled to receive, and the Agent shall remit to the Borrower when received, all interest and other income paid on or in respect of the investments held in the account maintained by the Borrower with the Agent pursuant to this Section 6.14.

                                    SECTION 7
                         EVENTS OF DEFAULT, ACCELERATION

         7. Events of Default; Acceleration. If any of the following events ("Events of Default") shall occur:

                  (a) If the Borrower shall default in the payment of any interest on and/or any principal of the Notes when the same becomes due and payable, and such default continues for three (3) Business Days; or

                  (b) If the Borrower shall breach or default in the performance or observance of any of the provisions of Section 6.10 through Section 6.12 hereof, and such breach or default continues for twenty (20) days after written notice of such breach or default shall have been delivered to the Borrower; or

                  (c) If the Borrower or any Subsidiary shall default in the performance of or compliance with any covenant, obligation or provision contained in this Loan Agreement, other than those referred to above in this
Section 7, and any such default shall not have been remedied (i) within ten (10) days after written notice of such default shall have been delivered to the Borrower, or (ii) if such default cannot be cured within such ten (10) day period, within such longer period of time as may be necessary to effect such cure, but in any event within thirty (30) days after written notice of such default shall have been delivered to the Borrower, provided that the Borrower or such Subsidiary commences to cure the particular default within such ten (10) day period and prosecutes the cure to completion with due diligence within thirty (30) days after written notice of such default shall have been delivered to the Borrower; or

                  (d) If the Borrower or any Subsidiary shall default in the performance of or compliance with any covenant, obligation or provision contained in any of the other Loan Documents, and such default shall not have been remedied (i) within ten (10) days after written notice of such default shall have been delivered to the Borrower, or (ii) if such default cannot be cured within such ten (10) day period, within such longer period of time as may be necessary to effect such cure, but in any event within thirty (30) days after written notice of such default shall have been delivered to the Borrower, provided that the Borrower or such Subsidiary commences to cure the particular default within such ten (10) day period and prosecutes the cure to completion with due diligence within thirty (30) days after written notice of such default shall have been delivered to the Borrower; or

                  (e) If any material representation or warranty made in writing by or on behalf of the Borrower or any Subsidiary herein or pursuant hereto or otherwise in connection with the transactions contemplated hereby shall have been materially false or misleading or incorrect when made, and the Borrower shall have known or should have known of the falsity, misleading nature of or incorrectness of such representation or warranty when it was made, and the Borrower fails to cause such representation and warranty to cease to be materially false, misleading or incorrect within ten (10) days after written notice of such materially false, misleading or incorrect representation or warranty shall have been delivered to the Borrower; or

                  (f) If the Borrower or any Subsidiary shall default, as principal or guarantor or other surety or otherwise, in the payment of any principal of or premium, if any, or interest on any Indebtedness in respect of borrowed money or Capital Lease Obligations or in the deferred purchase price of property which, at the time of the default in the payment thereof, has an unpaid balance in excess of Five Hundred Thousand Dollars ($500,000.00), or if the Borrower or any Subsidiary defaults in the performance of or compliance with any term of any evidence of such Indebtedness or of any mortgage, indenture or other agreement relating thereto, and such default shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto; or

                  (g) If the Borrower or any Subsidiary shall discontinue its business or shall make an assignment for the benefit of its creditors, or shall fail generally to pay its debts as such debts become due, or shall apply for or consent to the appointment of or taking possession by a trustee, receiver or liquidator or other similar official of any substantial part of its property, or shall commence a case or have an order for relief entered against it



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



under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or if the Borrower or any Subsidiary shall take any action in furtherance of its dissolution or liquidation; or

                  (h) If, within thirty (30) days after the commencement against the Borrower or any Subsidiary of a case under the Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, such case shall have been consented to or shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Borrower or such Subsidiary shall not have been stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if within sixty (60) days after the entry of a decree appointing a trustee, receiver or liquidator (or other similar official) of any substantial part of the property of the Borrower or any Subsidiary, such appointment shall not have been vacated; or

                  (i) If a final uninsured judgment which, with other outstanding final judgments against the Borrower or any Subsidiary exceeds an aggregate of Five Hundred Thousand Dollars ($500,000.00) shall be rendered against the Borrower or any Subsidiary and (i) if, prior to the availability of any execution thereon, such judgment shall not have been discharged or execution thereof shall not have been stayed pending appeal, or if, after the expiration of any such stay, such judgment shall not have been discharged, or (ii) the Borrower or such Subsidiary shall not have established adequate reserves on its books in respect of such final uninsurable judgment or judgments; or

                  (j) If any Operating Lease shall be terminated by virtue of the default by the Borrower or any Subsidiary thereunder and such termination would have a Material Adverse Effect on the Borrower's consolidated financial condition; or

                  (k) If Michael L. Campbell shall cease for any reason whatsoever, including, without limitation, his death or disability, to be and continuously to perform the duties of the chief executive officer of the Borrower unless, within one hundred eighty (180) days after such cessation, a successor to Michael L. Campbell with demonstrated ability and experience to serve as the chief executive officer of the Borrower shall have commenced to perform the duties of the chief executive officer of the Borrower (provided, however, that if any such successor shall have been so elected and shall have commenced the performance of such duties within such period, the name of such successor shall be deemed to have been inserted in this subsection (k) in place of Michael L. Campbell);




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



                  (l) If any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by The Securities and Exchange Commission under said Act) of 35% or more of the outstanding Equity Interests of the Borrower; or during any period of 24 consecutive months, individuals who were members of the board of directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

                  (m) If any provision of any Guaranty Agreement shall cease to be in full force and effect or any Wholly-Owned Subsidiary shall so assert in writing; or

                  (n) If, for any reason (other than the Banks' affirmative election to release or terminate the Liens created by the Pledge Agreement and any Supplemental Pledge Agreement) the Pledge Agreement or any Supplemental Pledge Agreement shall cease (i) to create valid and perfected first priority Liens on the collateral encumbered in favor of the Agent, or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or any Subsidiary of the Borrower;

Then (i) upon the occurrence of any Event of Default described in clause (g) or
(h) of this Section 7 with respect to the Borrower or any Subsidiary, the respective unpaid principal balances of the Notes together with all accrued interest thereon and all other Obligations of the Borrower to the Banks shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower, or (ii) upon the occurrence of any other Event of Default referred to in this Section 7, the Requisite Banks may at any time at their option, by written notice to the Borrower, declare the respective unpaid principal balances of the Notes together with all accrued interest thereon and all other Obligations of the Borrower to the Banks to be due and payable in full to the Banks, without presentment, demand, protest or other requirements of any kind, all of which are hereby waived by the Borrower.

                                    SECTION 8
                                    REMEDIES

         8.  Remedies.

             8.1 Defaults. Upon the occurrence and during the con tinuation of any Event of Default, the Requisite Banks and/or the Agent may proceed to protect and enforce their rights by an action



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at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in the Notes or in the other Loan Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any principal of or premium, if any, or interest on the Notes, or upon acceleration thereof, the Borrower will pay to the Banks such further amounts as shall be sufficient to cover the costs and expenses of collection thereof, including, to the extent permitted by law, without limitation, reasonable attorneys' fees, expenses and disbursements.

                  8.2 Offset. If any Event of Default shall occur and be continuing and regardless of whether or not the Banks have accelerated the Stated Maturity Date of the Notes or any of the other Obligations, or if the Borrower shall fail to pay any principal of the Notes to the Agent on the due date thereof, each Bank shall have the right then, or at any time thereafter, to set off against any and all deposit balances and other sums and Indebtedness and other property then held or owned by that Bank to or for the credit or account of the Borrower, all without notice to or demand upon the Borrower or any other Person, all such notices and demands being hereby expressly waived by the Borrower, and in and on all of which the Borrower hereby grants each Bank a Lien to secure the payment of the Obligations. All amounts received by a Bank pursuant to the exercise of its right of set off against any deposit balances or other sums and Indebtedness and other property then held or owned by such Bank to or for the credit or account of the Borrower shall be shared pro rata with the other Banks and applied to the payment of the Obligations in the manner set forth in Section 12.4 hereof.

                  8.3 Rights Cumulative. All of the rights and remedies of the Banks and/or the Agent upon the occurrence of an Event of Default shall be cumulative to the greatest extent permitted by law, and shall be in addition to all those rights and remedies afforded the Banks and the Agent at law or in equity or under the other Loan Documents.

                  8.4 Payment of Costs and Expenses. All of the costs, expenses, damages and liabilities, including, without limitation, all reasonable attorneys' fees, incurred by and imposed upon the Banks and/or the Agent with respect to, in connection with or as a result of any action taken or omitted to be taken pursuant to this Loan Agreement, the Notes and the other Loan Documents shall be paid by, and shall be the sole responsibility of, the Borrower.



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                                    SECTION 9
                                    THE AGENT

         9. The Agent.

            9.1 Appointment. Each Bank hereby irrevocably designates, appoints and authorizes PNC to act as the Agent for such Bank under this Loan Agreement and to execute and deliver or accept on behalf of each of the Banks the other Loan Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on behalf of such Bank and such holder under the provisions of this Loan Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC agrees to act as the Agent on behalf of the Banks to the extent provided in this Loan Agreement and to perform its duties hereunder and under the other Loan Documents with reasonable diligence and in good faith.

            9.2 Delegation of Duties. The Agent may perform any of its duties hereunder by or through agents or employees provided such delegation is exercised with reasonable care and does not constitute a relinquishment of the Agent's duties as the Agent under this Loan Agreement and the other Loan Documents. Subject to Sections 9.5, 9.6 and 9.7 hereof, the Agent shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other advisors concerning all matters pertaining to the Agent's duties hereunder and to rely upon any advice so obtained, provided reasonable care is used in the selection of the foregoing experts.

            9.3 Nature of Duties; Independent Credit Investigation. The Agent shall have no duties or responsibilities except those expressly set forth in this Loan Agreement and the other Loan Documents and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be construed as part of this Loan Agreement or shall otherwise exist. The duties of the Agent shall be mechanical and administrative in nature and shall include the duty to provide to each Bank an executed original of such Bank's Note and an executed original of this Loan Agreement and a copy of the other Loan Documents. The Agent shall not have by reason of this Loan Agreement a fiduciary or trust relationship in respect of any Bank, and nothing in this Loan Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Loan Agreement except as expressly set forth herein. Each Bank



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expressly acknowledges (i) that the Agent has not made any representations or warranties to it and that no act that the Agent hereafter takes, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Bank; (ii) that it has made and will continue to make, without reliance upon the Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of the Borrower in connection with this Loan Agreement and the making and continuance of the Revolving Loans hereunder; and (iii) except as expressly provided herein, that the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of any Revolving Loan or at any time or times thereafter.

                  9.4 Actions in Discretion of the Agent; Instructions from the Banks. The Agent agrees, upon the written request of the Requisite Banks, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein, provided that the Agent shall not be required to take any action which exposes the Agent to legal liability or which is contrary to this Loan Agreement or any other Loan Instrument or applicable law. In the absence of a request by the Requisite Banks, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Loan Agreement specifically requires the consent of the Requisite Banks or all of the Banks. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Banks, subject to
Section 9.6 hereof. Subject to the provisions of Section 9.6 hereof, no Bank shall have any right of action whatsoever against the Agent an a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Requisite Banks, or in the absence of such instructions, in the absolute discretion of the Agent.

                  9.5 Reimbursement and Indemnification of the Agent by the Borrower. The Borrower unconditionally agrees to pay or reimburse the Agent for, and to indemnify and hold harmless the Agent from and against, (a) all reasonable and necessary out-of-pocket costs, expenses and disbursements for which reimbursement is customarily obtained, including fees and expenses of counsel and consultants, incurred by the Agent (i) in connection with the preparation, negotiation, printing, execution, administration, interpretation and performance of this Loan Agreement and the other Loan Documents, subject to the provisions of Section 12.12 hereof, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Loan Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Loan Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Loan Agreement or any other Loan Document or any action taken or omitted by the Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from the Agent's gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower which consent shall not be unreasonably withheld.

                  9.6 Exculpatory Provisions. Neither the Agent nor any of its directors, officers, employees, agents or affiliates shall (i) be liable to any Bank for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any other Loan Documents, unless caused by its or their own gross negligence or willful misconduct, (ii) be responsible in any manner to any of the Banks for the effectiveness, enforceability, genuineness, validity or the due execution of this Loan Agreement or any other Loan Document or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Loan Agreement or any other Loan Document, or (iii) be under any obligation to any of the Banks to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Borrower, or the financial condition of the Borrower, or the existence or possible existence of any Event of Default or default under the Loan Documents. Neither the Agent nor any Bank nor any of their respective directors, officers, employees, agents, attorneys or affiliates shall be liable to the Borrower or any other Person for consequential damages resulting from any breach of contract, tort or other wrong in connection with the negotiation, documentation or administration of the Loan Documents or the collection of the Revolving Loans.


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



                  9.7 Reimbursement and Indemnification of the Agent by the Banks. Each Bank agrees to reimburse and indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) in proportion to its Pro Rata Share from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, quite, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, in its capacity as such, in any way relating to or arising out of this Loan Agreement or any other Loan Document or any action taken or omitted by the Agent hereunder or thereunder, provided that no such reimbursement shall be required with respect to expenses incurred by the Agent during the time period through the Closing Date and no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (i) if the same relates to or arises out of the Agent's gross negligence or willful misconduct, or (ii) if such Bank was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense, or (iii) if the same results from a compromise and settlement agreement entered into without the consent of the Requisite Banks, which consent shall not be unreasonably withheld.

                  9.8 Reliance by the Agent. The Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, facsimile, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and professional advisers selected by the Agent, including counsel to the Borrower. The Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                  9.9 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any default under the Loan Documents or Event of Default, other than the Event of Default described in Section 7(a) hereof, unless the Agent has received written notice from a Bank or the Borrower referring to this Loan Agreement, specifically describing such default or Event of Default and stating that such notice is a "notice of default."

                  9.10 The Banks in Their Individual Capacities. With respect to its Revolving Loan Commitments and the Revolving Loans made by it, the Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were


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



not the Agent, and the term "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. PNC and its Affiliates and each of the Banks and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking or trust business with, the Borrower and its Affiliates, in the case of the Agent, as though it were not acting as Agent hereunder and in the case of each Bank, as though such Bank were not a Bank hereunder.

                  9.11 Holders of Notes. The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

                  9.12 Equalization of the Banks. The Banks and the holders of any participation in any Notes agree among themselves that, with respect to all amounts received by any Bank or any such holder for application on any obligation hereunder or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set off or banker's lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Banks and such holders in proportion to their interests in payments under the Notes. The Banks or any such holder receiving any such amount shall purchase for cash from each of the other Banks an interest in such Bank's Revolving Loans in such amount as shall result in a ratable participation by the Banks and each holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Bank or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Bank or the holder making such purchase.

                  9.13 Successor Agent. The Agent (i) may resign as Agent, which shall require the consent of the Borrower so long as no Event of Default has occurred and is continuing, such consent not to be unreasonably withheld or (ii) shall resign if such resignation is requested by the Requisite Banks, in either case (i)


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



or (ii) by giving not less than thirty (30) days prior written notice to the Borrower and the Banks. If the Agent shall resign under this Loan Agreement, then either (a) the Requisite Banks shall appoint from among the Banks a successor agent for the Banks, subject to the consent of such successor agent by the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Agent's notice to the Banks of its resignation, then the Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Agent until such time as the Requisite Banks appoint, and the Borrower consents, which consent shall not be unreasonably withheld, to the appointment of, a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed an the part of such former Agent or any of the parties to this Loan Agreement. After the resignation of any Agent hereunder, the provisions of this Section 9 shall not by reason of such resignation be deemed to have released the Agent from liability for any actions taken or not taken by it while it was an Agent under this Loan Agreement.

                  9.14 Calculations. In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Bank whether in respect of the Revolving Loans or the fees or other amounts due to the Banks under this Loan Agreement. In the event an error in computing any amount payable to any Bank is made, the Agent, the Borrower and each affected Bank shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

                  9.15 Beneficiaries. Except as set forth in Section 9.13, the provisions of this Section 9 are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Loan Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Person.



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                                   SECTION 10
                          ASSIGNMENTS AND PARTICIPATION

         10.  Assignments and Participation in Revolving Loans and Notes.

              10.1 General Assignments. Each Bank shall have the right at any time, upon written notice to the Agent of its intent to do so, to sell, assign, transfer or negotiate all or any part of the Revolving Loans to one or more Banks. Each Bank shall have the right at any time, with the prior consent of the Agent, which shall not be unreasonably withheld, and, so long as no Event of Default has occurred and is continuing, the Borrower, to sell, assign, transfer or negotiate all or any part of its Revolving Loans and Revolving Loan Commitments to one or more commercial banks, insurance companies, savings and loan associations, savings banks or other financial institutions, pension funds or mutual funds or other accredited investors ("Eligible Assignee"); provided that prior to receiving any confidential or other material information regarding the Borrower or the transactions contemplated by this Loan Agreement, any Eligible Assignee shall have entered into a Confidentiality Agreement; provided further that any such assignment shall become effective five (5) Business Days after the Agent's receipt of (x) a written notice of such assignment from the assigning Bank, (y) processing and recordation fees of $3,500 from the assigning Bank in connection with the Agent's recordation of such sale, assignment, transfer or negotiation, and (z) an Assignment Agreement executed by the assignee and assignor; provided still further that no Bank shall make any assignment to any Person other than one of its Affiliates or another existing Bank in a principal amount of less than Five Million Dollars ($5,000,000) unless, after giving effect to such assignment, the assigning Bank will have no Revolving Loans or Revolving Loan Commitments hereunder. In the case of any sale, assignment, transfer or negotiation of all or part of the Revolving Loans or the Revolving Loan Commitments authorized under this Section 10, the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Bank hereunder, including, without limitation (x) the right to approve or disapprove actions which, in accordance with the terms hereof, require the approval of the Requisite Banks, and (y) the obligation to fund Revolving Loans directly to the Agent pursuant to Section 2 hereof. Upon its receipt of any Assignment Agreement delivered by an assigning Bank pursuant to this Section 10.1, the Agent shall record the information contained therein in the records of the Agent.


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



                  10.2 Participations. Notwithstanding Section 10.1 hereof, each Bank may grant participations in all or any part of its Revolving Loans and the Revolving Loan Commitments only to one or more Eligible Assignees; provided that
(i) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Revolving Loans or the Notes under the blue sky law of any state; and (ii) the holder of any such participation, other than an Affiliate of such Bank, shall not be entitled to require such Bank to take or omit to take any action hereunder except action directly extending the final maturity of any portion of the principal amount of or interest on a Revolving Loan allocated to such participation or a reduction of the principal amount of or the rate of interest payable on the Revolving Loans, or payments due in repayment of draws under Letters of Credit allocable to such participation. For purposes of Sections 2.6, 8.2 and 12.4 hereof, the Borrower hereby acknowledges and agrees that any such disposition will give rise to a direct obligation of the Borrower to the participant and the participant shall be considered to be a "Bank" (subject to the provisions of Section 2.9 hereof).

                  10.3 Sales to Affiliates. Notwithstanding the foregoing provisions of this Section 10, each Bank may at any time sell, assign, transfer, or negotiate all or any part of the Revolving Loans and the Revolving Loan Commitments to any Affiliate of such Bank; that an Affiliate to whom such disposition has been made shall not be considered a "Bank" for purposes of this Loan Agreement other than for purposes of Sections 8.2 and 12.4 hereof; provided further that the Borrower shall not incur any additional expenses solely as a result of such sale, assignment, transfer or negotiation.

                  10.4 Effect of Obligations. No Bank shall, as between the Borrower and that Bank, be relieved of any of its obligations hereunder as a result of any granting of participations in all or any part of the Revolving Loans or Revolving Loan Commitments of that Bank or any other Obligations owed to such Bank. Each Bank shall, as between the Borrower and that Bank, be relieved of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of all or any part of the Revolving Loans or Revolving Loan Commitments of that Bank or any other Obligations owed to such Bank made in accordance with Section 10.1 hereof.

                                   SECTION 11
                                    INDEMNITY

         The Borrower shall indemnify and hold harmless the Banks, their respective successors, assigns, agents and employees, from




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



and against any and all claims, actions, suits, proceedings, costs, expenses, damages, fines, penalties and liabilities, including, without limitation, reasonable attorneys' fees and costs, arising out of, connected with or resulting from the operation of the business of the Borrower or the transactions contemplated by this Loan Agreement. Provided, the Borrower shall have no obligation to indemnify the Banks for any loss caused solely by the Banks' gross negligence or willful misconduct. At each Bank's request, the Borrower shall, at its own cost and expense, defend or cause to be defended any and all such actions or suits that may be brought against the applicable Bank and, in any event, shall satisfy, pay and discharge any and all judgments, awards, penalties, costs and fines that may be recovered against the applicable Bank in any such action, plus all attorneys' fees and costs related thereto to the extent permitted by applicable law; provided, however, that each Bank shall give the Borrower, to the extent the applicable Bank seeks indemnification from the Borrower under this Section 11, written notice of any such claim, demand or suit as soon as practicable after the applicable Bank has received written notice thereof, and the applicable Bank shall not settle any such claim, demand or suit, if the applicable Bank seeks indemnification therefor from the Borrower, without first giving notice to Borrower of the applicable Bank's desire to settle and obtaining the consent of Borrower to the same, which consent Borrower hereby agrees not to unreasonably withhold.

                                   SECTION 12
                                  MISCELLANEOUS

         12.1 Submission to Jurisdiction, Etc. The Borrower hereby irrevocably agrees that any legal action, suit or proceeding against the Borrower with respect to the obligations and liabilities of the Borrower hereunder or any other matter under or arising out of or in connection with this Loan Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding may be brought in the United States District Court of the Western District of Kentucky or in the courts of the Common wealth of Kentucky, as the Requisite Banks may elect, and, by execution and delivery of this Loan Agreement, the Borrower hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each of the aforesaid courts in personam generally and unconditionally with respect to any such action, suit or proceeding in volving the Borrower and in respect of the Borrower's property. The Borrower further agrees that final judgment against the Borrower in any action, suit or proceeding referred to herein shall be conclusive after all appeals have been exhausted or waived by the Borrower, and may thereafter be enforced in any other jurisdiction, within or outside the United States of America, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of the Borrower's obligations and liabilities. The Borrower further irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by mailing copies thereof by registered or certified air mail, postage prepaid, to the Borrower at the address set forth in Section 12.3 below or by serving copies thereof upon any statutory agent for service of process of the Borrower. The Borrower agrees that service upon the Borrower as provided for herein shall constitute valid and effective personal service upon the Borrower and that the failure of any statutory agent to give any notice of such service to the Borrower shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall, or shall be construed so as to, limit the right of the Banks to bring actions, suits or proceedings with respect to the obligations and liabilities of the Borrower under, or any other matter arising out of or in connection with, this Loan Agreement and/or the other Loan Documents, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, in the courts of whatever jurisdiction in which property of the Borrower may be found or as otherwise shall to the Requisite Banks seem appropriate, or to affect the rights to service of process in any jurisdiction in any manner permitted by law. in addition, the Borrower hereby irrevocably and unconditionally waives any objection which the Borrower may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Loan Agreement and/or the other Loan Documents brought in the Circuit Court of Jefferson County, Kentucky or in the United States District Court for the Western District of Kentucky, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit or proceeding brought in either such court has been brought in an inconvenient forum.

         12.2 Role of the Banks. Notwithstanding any of the terms or conditions hereof or of the other Loan Documents to the contrary, the Banks shall not have, and by their execution and acceptance of this Loan Agreement hereby expressly disclaim, any obligation or responsibility for the management, conduct or operation of the business and affairs of the Borrower. Any term or condition hereof, or of any of the other Loan Documents, permitting the Banks to take or refrain from taking any action with respect to the Borrower shall be deemed solely to permit the Banks to audit and review the management, operation and conduct of the business and affairs of the Borrower, and may not be relied upon by any other Person. Further, the Banks shall not have, have not assumed, and by their execution and acceptance of this Loan Agreement hereby expressly disclaim, any liability or responsibility for the payment


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or performance of any indebtedness or obligation of the Borrower, and no term or condition hereof, or of any of the other an Documents, shall be construed otherwise.

         12.3 Notices. All notices required or permitted to be given hereunder shall be given in writing and shall be personally delivered or sent by telecopier, by express courier service or by registered or certified United States mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as to which any party hereto shall have given the other written notice):

                  If to the Borrower: Regal Cinemas, Inc.
                                      7132 Commercial Park Drive
                                      Knoxville, Tennessee  37918
                                      Attn:  Mr. Lewis Frazer, III

                                  cc: Herbert S. Sanger, Jr., Esq.
                                      Wagner, Myers & Sanger
                                      P.0. Box 1308
                                      1801 Plaza Tower
                                      Knoxville, Tennessee 37901-1308

                                  cc: F. Mitchell Walker, Esq.
                                      Bass, Berry & Sims PLC
                                      2700 First American Center
                                      Nashville, Tennessee 37901-2700

                  If to the Banks:    At the telecopy number or address
                                      specified below the signature of the
                                      applicable Bank

                  If to the Agent:    PNC Bank, Kentucky, Inc.
                                      500 West Jefferson Street
                                      Louisville, KY 40202
                                      Attn: Mr. Mark F. Wheeler

                                  cc: Scott W. Brinkman, Esq.
                                      Ogden Newell & Welch
                                      1700 Citizens Plaza
                                      Louisville, Kentucky 40202

         All notices hereunder shall be deemed given upon the earliest of (a) actual delivery in person or by telecopier, (b) one (i) Business Day after delivery to an express courier service, or (c) three (3) Business Days after having been deposited in the United States mails, in accordance with the foregoing.

         12.4 Ratable Sharing. Each Bank agrees with each other Bank that (i) with respect to all amounts received by them which are applicable to the payment of principal of or interest on the Revolving Loans and amounts payable in respect of the Letters of Credit or commitment fees, including, without limitation, all amounts received by such Bank pursuant to the exercise of the right of set off pursuant to Section 8.2 hereof, equitable adjustment will be made so that, in effect, all such amounts will be shared among the Banks proportionately to their respective Pro Rata Shares whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Obligations, and (ii) if any of them shall exercise any right of counterclaim, set-off, banker's lien or similar right with respect to amounts owed by the Borrower hereunder or in respect of the Letters of Credit, that Bank shall apportion the amount recovered as a result of the exercise of such right pro rata in accordance with (a) all amounts outstanding at such time owed by the Borrower to it hereunder and (b) all amounts otherwise owed by the Borrower to it, and (iii) if any of them shall thereby through the exercise of any right of counterclaim, set-off, banker's lien or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal and interest due with respect to the Revolving Loans made by that Bank or amounts payable in respect of any Letter of Credit or any participation therein, or any other amount payable hereunder (collectively, the "Aggregate Amount Due" to such Bank), which is greater than the proportion received by any other Bank in respect of the Aggregate Amounts Due to such other Bank, then the Bank receiving such proportionately greater payment shall (y) notify each other Bank and the Agent of such receipt and (z) purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Aggregate Amounts Due to the other Banks so that all recoveries of Aggregate Amounts Due shall be shared by the Banks in proportion to their respective Pro Rata Shares; provided that if all or part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that Bank to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any participant in respect of any Revolving Loan may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that participant as fully as if that participant were a Bank in the amount of such participation held by that participant.

         12.5 Waiver. No course of dealing in respect of, nor any omission or delay in the exercise of, any right, power, remedy or privilege by the Banks shall operate as a waiver thereof, nor shall any right, power, remedy or privilege of the Banks be exclusive of any other right, power, remedy or privilege referred to herein or in any related document or now or hereafter available at law, in equity, in bankruptcy, by statute or otherwise. Each such right, power, remedy or privilege may be exercised by the Banks, either independently or concurrently with others, and as often and in such order as the Banks may deem expedient. No waiver or consent granted by the Banks in respect of this Loan Agreement, the Notes or the other Loan Documents shall be binding upon the Banks unless specifically granted in writing by a duly authorized officer of each Bank, which writing shall be strictly construed.

         12.6 Survival of Representations and Warranties. All representations, warranties and covenants of the Borrower contained herein or in the other Loan Documents or made pursuant hereto shall survive the execution and delivery of the Loan Documents and shall continue throughout the term hereof. Further, the indemnities set forth in sections 7.18 and 11 hereof shall survive the payment of the Notes and the other Obligations.

         12.7 Invalidity. If any part of this Loan Agreement shall be adjudged invalid or unenforceable, whether in general or in any particular circumstances, then such partial invalidity or enforceability shall not cause the remainder of this Loan Agreement to be or to become invalid or unenforceable, and if a provision hereof is held invalid or unenforceable in one or more of its applications, the parties hereto agree that said provision shall remain in effect in all valid applications that are severable from the invalid or unenforceable application or applications.

         12.8 Assignment. This Loan Agreement may not be assigned by the Borrower without the prior written consent of the Banks. All rights of the Banks hereunder shall inure to the benefit of their respective successors and assigns, and all obligations, covenants and agreements of the Borrower shall bind its successors and assigns, if any.

         12.9 Governing Law. This Loan Agreement and the rights and obligations of the parties hereunder shall, in all respects, be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

         12.10 Section Headings. The section headings of this Loan Agreement are inserted herein solely for convenience of reference and shall not affect the construction or interpretation of the provisions hereof.



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



         12.11 Entire Agreement. This Loan Agreement, the Notes and the other Loan Documents constitute the entire agreement among the Banks and the Borrower with respect to the subject matter hereof.

         12.12 Costs and Expenses. The Borrower agrees to reimburse PNC for all charges, expenses, out-of-pocket costs and fees incurred by PNC in the preparation, negotiation, documentation, amendment, execution and administration (other than the ordinary and customary expenses of administration) of this Loan Agreement and all other Loan Documents, including without limitation: the reasonable fees of PNC's counsel, all documentary, stamp or other tax liabilities, all security deposits and agreed loan or commitment fees, and all costs of printing, documentation, recording, credit reports and lien searches. All obligations of the Borrower under this Section 12.12 shall survive the termination or cancellation of this Loan Agreement for any reason whatsoever.

         12.13 Time of the Essence. Time shall be of the essence in the payment and performance of all of the Borrower's obligations under this Loan Agreement, the Notes and the other Loan Documents.

         12.14 Amendments and Modifications. Any amendment or modification of this Loan Agreement or any other Loan Document shall require the affirmative written consent of the Requisite Banks; provided, notwithstanding anything herein to the contrary, the following shall require the affirmative written consent of all of the Banks: (i) the termination, cancellation or release of any Loan Document, (ii) the decrease in the interest rate(s) borne by the Revolving Loans, other than decreases in the interest rate(s) borne by the Revolving Loans by virtue of any decreases in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate and/or any changes in the Pricing Levels, in each case as expressly contemplated herein, (iii) any changes to the Applicable Commitment Fee Percentages or the Applicable Letter of Credit Fee Percentages,
(iv) any extension of the due dates of any installments of accrued interest on the Revolving Loans, (v) any extension of the Revolving Loan Commitment Termination Date, (vi) any reduction in the Pro Rata Share of any Bank except as expressly contemplated or permitted in this Loan Agreement, (vii) any change in the provision that Banks holding more than 66.67% of the Total Utilization of Revolving Loan Commitments constitute the Requisite Banks, or (viii) any amendment or modification of the provisions of this Section 12.14.

         12.15 Counterparts. This Loan Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         12.16   Waiver of Jury Trial.  THE BORROWER, EACH BANK AND THE



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AGENT HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM
OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.
THE BORROWER, EACH BANK AND THE AGENT ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH SUCH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT THE BORROWER, EACH BANK AND THE AGENT HAVE ALREADY RELIED ON THE WAIVER IN ITS RELATED DEALINGS WITH THE OTHERS. THE BORROWER, EACH BANK AND THE AGENT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS. IN THE EVENT OF LITIGATION, THIS LOAN AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed as of the day and year first above written.


                                  REGAL CINEMAS, INC.


                                  By:______________________________________

                                  Title:___________________________________

                                                    (the "Borrower")

                            PNC BANK, KENTUCKY, INC.


                            By:_____________________________________

                            Title:___________________________________

                            Address:          PNC Bank, Kentucky, Inc.
                                              Citizens Plaza
                                              500 West Jefferson Street
                                              Louisville, KY 40202

                            Attn:             Mark F. Wheeler
                                              Senior Vice President and
                                              Manager, Large Corporate Banking

                                                          ("PNC")



                            BANKBOSTON, N.A.


                            By:_____________________________________

                            Title:__________________________________

                            Address:          BankBoston, N.A.
                                              Media & Communications Dept.
                                              100 Federal Street
                                              Mail Stop 01-08-08
                                              Boston, MA 02110
                            Attn:             Reginald Dawson, Director

                            FIRST UNION NATIONAL BANK


                            By:__________________________________

                            Title:_______________________________

                            Address:          First Union National Bank
                                              301 South College Street-DC5
                                              One First Union Center
                                              Charlotte, NC 28288-0735

                            Attn:             Mark Weir,
                                              Associate


                            FIRST AMERICAN NATIONAL BANK


                            By:__________________________________

                            Title:________________________________


                            Address:        First American National Bank
                                            505 S. Gay Street
                                            Knoxville, TN 37902

                            Attn:           Eric Schwarzentraub,
                                            Vice President


THE SUMITOMO BANK, LIMITED,                 THE SUMITOMO BANK, LIMITED, CHICAGO
CHICAGO BRANCH                              BRANCH


By:________________________                 By:________________________________

Title:_____________________                 Title:____________________________

Address:     The Sumitomo Bank,             Address:    The Sumitomo Bank,
             Limited                                    Limited
             One Peachtree Center                       One Peachtree Center
             303 Peachtree Street                       303 Peachtree Street
             Suite 4420                                 Suite 4420
             Atlanta, GA 30308                          Atlanta, GA   30308

             Attn: Lauren Carrigan,                     Attn: Lauren Carrigan,
                   Vice President                             Vice President

                                  NATIONSBANK OF TENNESSEE, N.A.


                                  By:___________________________________

                                  Title:________________________________


                                  Address:    NationsBank of Tennessee, N.A.
                                              550 Main Avenue, 8th Floor
                                              Knoxville, TN 37902

                                  Attn:       C. Howard Capito,
                                              Senior Vice President

                                  WACHOVIA BANK, N.A.

                                  By:___________________________________

                                  Title:________________________________

                                  Address:  191 Peachtree Street N.E.
                                            Mail Code 3940
                                            Atlanta, GA 30303

                                  Attn:     John Tibe,
                                            Vice President


                                  SUNTRUST BANK, EAST TENNESSEE, N.A.

                                  By:___________________________________

                                  Title:________________________________

                                  Address: 700 Hill Avenue
                                           Knoxville, TN 37915

                                  Attn:    Scott C. Folsom,
                                           Vice President,
                                           Corporate Banking

                                    PNC BANK, KENTUCKY, INC., in its capacity
                                      as the Agent


                                    By:___________________________________

                                    Title:________________________________

                                                      (the "Agent")




                                    BANKBOSTON, N.A., in its capacity as
                                         the Co-Agent


                                    By:___________________________________

                                    Title:________________________________

                                TABLE OF CONTENTS


                                    SECTION 1
                                   DEFINITIONS

1.       Definitions and Cross Reference.........................................1

                                    SECTION 2
                                    REVOLVER


2.       Revolver...............................................................25
2.1      Revolving Loan Commitments; Revolving Loans............................25
2.2      Interest on the Revolving Loans........................................29
2.3      Fees...................................................................35
2.4      Prepayments and Payments; Reductions in Revolving
         Loan Commitments; Cash Collateralization of Letters
         of Credit..............................................................36
2.5      Use of Proceeds........................................................38
2.6      Special Provisions Governing LIBOR Rate Loans..........................39
2.7      Letters of Credit......................................................42
2.8      Increased Costs; Taxes; Capital Adequacy...............................51
2.9      Bank's Obligation to Mitigate..........................................55

                                    SECTION 3
                              CONDITIONS PRECEDENT

3.       Closing Conditions.....................................................56
3.1      Initial Closing Conditions.............................................56
3.2      Conditions to All Revolving Loans and Letters of
         Credit.................................................................58

                                    SECTION 4
                         REPRESENTATIONS AND WARRANTIES

4.       Representations and Warranties.........................................59
4.1      Organization, Power and Authority of the Borrower
         and Each Subsidiary....................................................60
4.2      Subsidiaries...........................................................60
4.3      Qualification..........................................................60
4.4      Use of Proceeds........................................................60
4.5      Intellectual Property..................................................60
4.6      Contracts; Labor Disputes..............................................60
4.7      Accuracy of Financial Reports..........................................61
4.8      Disclosure.............................................................61
4.9      Tax Returns and Payments...............................................62
4.10     Indebtedness, etc......................................................62
4.11     Title to Properties; Liens.............................................62
4.12     Operating Leases.......................................................62

4.13     Litigation, etc........................................................62
4.14     Authorization and Compliance with Loan Documents by
         the Borrower...........................................................63
4.15     Authorization and Compliance With Guaranty
         Agreements by the Wholly-Owned Subsidiaries............................63
4.16     Governmental Consents..................................................64
4.17     Investment Company Act Status..........................................64
4.18     Regulation G, etc......................................................64
4.19     Holding Company Act....................................................64
4.20     ERISA..................................................................65
4.21     Hazardous Materials....................................................65
4.22     Cobb Senior Notes......................................................65
4.23     Ownership..............................................................65

                                    SECTION 5
                              AFFIRMATIVE COVENANTS

5.       Affirmative Covenants..................................................66
5.1      Maintenance of Properties..............................................66
5.2      Monetary Obligations...................................................66
5.3      Financial Statements and Other Reports.................................67
5.4      Financial Records, Inspection..........................................69
5.5      Permits, Certificates, Leases, Licenses, Etc...........................69
5.6      Notice.................................................................70
5.7      Further Assurances.....................................................70
5.8      Payment of Obligations.................................................70
5.9      Preservation of Existence, Leases, etc.................................71
5.10     Insurance..............................................................71
5.11     Environmental Matters..................................................71
5.12     Future Wholly-Owned Subsidiaries.......................................72
5.13     Year 2000 Compatibility................................................72
5.14     Payment in Full of the Reducing Revolver Credit
         Facility...............................................................72
5.15     Compliance with Covenants by the Wholly-Owned
         Subsidiaries of the Borrower...........................................73

                                    SECTION 6
                               NEGATIVE COVENANTS

6.       Negative Covenants.....................................................73
6.1      Mergers, Dissolutions and Other Extraordinary
         Events.................................................................73
6.2      Indebtedness...........................................................73
6.3      Use of Assets..........................................................75
6.4      Liens..................................................................75
6.5      Restricted Payments....................................................75
6.6      Nature of Business.....................................................75
6.7      Limitation on Restrictions.............................................75
6.8      Agreements and Licenses................................................75
6.9      Leverage Ratio.........................................................76
6.10     Fixed Charge Coverage Ratio............................................76

6.11     Minimum Consolidated Net Worth.........................................76
6.12     Transactions with Affiliates...........................................77
6.13     Guarantees.............................................................77
6.14     Disposition of Proceeds of Asset Sales.................................78

                                    SECTION 7
                         EVENTS OF DEFAULT, ACCELERATION

7.       Events of Default; Acceleration........................................79

                                    SECTION 8
                                    REMEDIES

8.       Remedies...............................................................82
8.1      Defaults...............................................................82
8.2      Offset.................................................................83
8.3      Rights Cumulative......................................................83
8.4      Payment of Costs and Expenses..........................................83

                                    SECTION 9
                                    THE AGENT

9.       The Agent..............................................................84
9.1      Appointment............................................................84
9.2      Delegation of Duties...................................................84
9.3      Nature of Duties; Independent Credit
         Investigation..........................................................84
9.4      Actions in Discretion of the Agent; Instructions
         from the Banks.........................................................85
9.5      Reimbursement and Indemnification of the Agent by
         the Borrower...........................................................85
9.6      Exculpatory Provisions.................................................86
9.7      Reimbursement and Indemnification of the Agent by
         the Banks..............................................................87
9.8      Reliance by the Agent..................................................87
9.9      Notice of Default......................................................87
9.10     The Banks in Their Individual Capacities...............................87
9.11     Holders of Notes.......................................................88
9.12     Equalization of the Banks..............................................88
9.13     Successor Agent........................................................88
9.14     Calculations...........................................................89
9.15     Beneficiaries..........................................................89

                                   SECTION 10
                          ASSIGNMENTS AND PARTICIPATION

10.      Assignments and Participation in Revolving Loans
         and  Notes.............................................................90
10.1     General Assignments....................................................90
10.2     Participations.........................................................91
10.3     Sales to Affiliates....................................................91

10.4     Effect of Obligations..................................................91

                                   SECTION 11
                                    INDEMNITY

         Indemnity .............................................................91

                                   SECTION 12
                                  MISCELLANEOUS

12.1     Submission to Jurisdiction, Etc........................................92
12.2     Role of the Banks......................................................93
12.3     Notices................................................................94
12.4     Ratable Sharing........................................................95
12.5     Waiver.................................................................96
12.6     Survival of Representations and Warranties.............................96
12.7     Invalidity.............................................................96
12.8     Assignment.............................................................96
12.9     Governing Law..........................................................96
12.10    Section Headings.......................................................96
12.11    Entire Agreement.......................................................97
12.12    Costs and Expenses.....................................................97
12.13    Time of the Essence....................................................97
12.14    Amendments and Modifications...........................................97
12.15    Counterparts...........................................................97
12.16    Waiver of Jury Trial...................................................97

Exhibits:

Exhibit A - Line of Credit Promissory Note
Exhibit B - Guaranty Agreement
Exhibit C - Pledge Agreement and Annex A to Pledge Agreement
Exhibit D - Borrowing Certificate
Exhibit E - Notice of Continuation/Conversion
Exhibit F - Compliance Certificate
Exhibit G - Application and Agreement for Letter of Credit
Exhibit H - Opinion of Counsel Exhibit I - Confidentiality Agreement
Exhibit I - Confidentiality Agreement
Exhibit J - Assignment Agreement

Schedules:

Schedule 1.47 - Existing Letters of Credit
Schedule 2.1  - Pro Rata Shares of Revolving Loan Commitments
Schedule 4.2  - List of Subsidiaries
Schedule 4.10 - Existing Indebtedness and Liens
Schedule 4.23 - Stock Ownership